Exhibit (4)(b)














                              ACNIELSEN CORPORATION



                                U.S. $250,000,000




                                Credit Agreement





                               dated as of
                              April 15, 1998






                            The Chase Manhattan Bank,
                             as Administrative Agent



                          -------------------------

                             Chase Securities Inc.,
                                   as Arranger









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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   Definitions

SECTION 1.01.    Defined Terms.........................................       1
SECTION 1.02.    Classification of Loans and
                   Borrowings..........................................      29
SECTION 1.03.    Terms Generally ......................................      29
SECTION 1.04.    Accounting Terms; GAAP................................      30
SECTION 1.05.    Exchange Rates........................................      30


                                   ARTICLE II

                                   The Credits

SECTION 2.01.    Commitments...........................................      31
SECTION 2.02.    Loans and Borrowings..................................      33
SECTION 2.03.    Requests for Revolving Borrowings.....................      34
SECTION 2.04.    Competitive Bid Procedure.............................      35
SECTION 2.05.    Swingline Loans.......................................      38
SECTION 2.06.    Funding of Borrowings.................................      40
SECTION 2.07.    Interest Elections....................................      41
SECTION 2.08.    Termination and Reduction of
                   Commitments; Increase in Commitments................      42
SECTION 2.09.    Repayment of Loans; Evidence of
                   Debt................................................      49
SECTION 2.10.    Prepayment of Loans...................................      51
SECTION 2.11.    Fees..................................................      53
SECTION 2.12.    Interest..............................................      55
SECTION 2.13.    Alternate Rate of Interest............................      56
SECTION 2.14.    Increased Costs; Illegality...........................      57
SECTION 2.15.    Break Funding Payments................................      60
SECTION 2.16.    Taxes.................................................      61
SECTION 2.17.    Payments Generally; Pro Rata
                   Treatment; Sharing of Setoffs.......................      62
SECTION 2.18.    Mitigation Obligations; Replacement of
                   Lenders.............................................      64
SECTION 2.19.    Letters of Credit........................ ............      65
SECTION 2.20.    Notice of Revolving Alternate Currency
                   Loans and Special Loans.............................      70

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.    Organization; Powers..................................      70
SECTION 3.02.    Authorization; Enforceability.........................      70
SECTION 3.03.    Governmental Approvals; No Conflicts..................      71
SECTION 3.04.    Financial Condition; No Material
                   Adverse Change......................................      71
SECTION 3.05.    Properties............................................      71
SECTION 3.06.    Litigation and Environmental
                   Matters.............................................      72
SECTION 3.07.    Compliance with Laws and Agreements...................      72
SECTION 3.08.    Investment and Holding Company
                   Status..............................................      72
SECTION 3.09.    Taxes.................................................      73
SECTION 3.10.    ERISA.................................................      73
SECTION 3.11.    Disclosure............................................      73
SECTION 3.12.    Subsidiaries..........................................      73


                               ARTICLE IV

                               Conditions

SECTION 4.01.    Effective Date........................................      74
SECTION 4.02.    Each Credit Event.....................................      75
SECTION 4.03.    Each Borrowing Subsidiary Credit
                   Event...............................................      75


                               ARTICLE V

                          Affirmative Covenants

SECTION 5.01.    Financial Statements and Other
                   Information.........................................      76
SECTION 5.02.    Notices of Material Events............................      77
SECTION 5.03.    Existence; Conduct of Business........................      78
SECTION 5.04     Payment of Obligations................................      78
SECTION 5.05.    Maintenance of Properties;
                   Insurance...........................................      78
SECTION 5.06.    Books and Records; Inspection Rights..................      79
SECTION 5.07.    Compliance with Laws..................................      79
SECTION 5.08.      Use of Proceeds.....................................      79


                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01.    Indebtedness..........................................      79
SECTION 6.02.    Liens.................................................      81
SECTION 6.03.    Fundamental Changes...................................      82
SECTION 6.04.    Investments, Loans, Advances,
                   Guarantees and Acquisitions.........................      83



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SECTION 6.05.    Transactions with Affiliates..........................      83
SECTION 6.06.    Restrictive Agreements................................      83
SECTION 6.07.    Certain Agreement.....................................      85
SECTION 6.08.    Leverage Ratio........................................      85
SECTION 6.09.    Fixed Charge Coverage Ratio...........................      85
SECTION 6.10.    Borrowing Subsidiaries................................      85


                                   ARTICLE VII

                 Events of Default.....................................      85


                                  ARTICLE VIII

                 The Administrative Agent..............................      88


                                                ARTICLE IX

                 Guarantee.............................................      91


                                                ARTICLE X

                                              Miscellaneous

SECTION 10.01.   Notices...............................................      92
SECTION 10.02.   Waivers; Amendments...................................      93
SECTION 10.03.   Expenses; Indemnity; Damage Waiver....................      95
SECTION 10.04.   Successors and Assigns................................      96
SECTION 10.05.   Survival..............................................      99
SECTION 10.06.   Counterparts; Integration;
                   Effectiveness.......................................     100
SECTION 10.07.   Severability..........................................     100
SECTION 10.08.   Right of Setoff.......................................     100
SECTION 10.09.   Governing Law; Jurisdiction; Consent
                   to Service of Process...............................     100
SECTION 10.10.   WAIVER OF JURY TRIAL..................................     101
SECTION 10.11.   Headings..............................................     101
SECTION 10.12.   Confidentiality.......................................     101
SECTION 10.13.   Interest Rate Limitation..............................     102
SECTION 10.14.   Conversion of Currencies..............................     102
SECTION 10.15.   European Economic and Monetary Union..................     103
SECTION 10.16.   Borrowing Subsidiaries................................     106


SCHEDULES:

Schedule 2.01(a) --    Lenders and Facility Commitments
Schedule 2.01(b) --    Designated Currency Lenders and Designated
                         Currency Commitments
Schedule 2.01(c) --    Yen Lenders and Yen Commitments
Schedule 2.17    --    Payments on Foreign Currency Loans
Schedule 2.19    --    Initial LC Currencies
Schedule 3.06    --    Disclosed Matters
Schedule 3.12    --    Subsidiaries and Material Subsidiaries

Schedule 6.01    --    Existing Indebtedness
Schedule 6.02    --    Existing Liens
Schedule 6.06    --    Restrictive Agreements


EXHIBITS:

Exhibit A        --    Form of Assignment and Acceptance
Exhibit B-1      --    Form of Opinion of Company's Counsel
Exhibit B-2      --    Form of Opinion of Simpson Thacher &
                         Bartlett
Exhibit C        --    Form of Opinion of Borrowing Subsidiary's
                         Counsel
Exhibit D        --    Form of Borrowing Subsidiary Agreement
Exhibit E        --    Form of Borrowing Subsidiary Termination
Exhibit F        --    Form of Alternate Currency Supplement

                  CREDIT AGREEMENT (this "Agreement") dated as of April 15, 1998, among ACNIELSEN CORPORATION, the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto and THE CHASE MANHATTAN BANK, as Administrative Agent.


                  The parties hereto agree as follows:


                            ARTICLE I

                           Definitions

                  SECTION 1.01.  Defined Terms.  As used in this
Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "AC Fronting Fee" has the meaning set forth in Section
2.11(c).

                  "AC Participation Fee" has the meaning set forth in
Section 2.11(c).

                  "Acquisition" means, as to any Person, the acquisition of (a) the capital stock of a Person not then a Subsidiary of such Person which results in such Person becoming a Subsidiary, (b) all or substantially all of the assets of any other Person and (c) all or substantially all of the assets constituting a business unit of any other Person.

                  "Administrative Agent" means The Chase Manhattan Bank, acting through its New York branch, in its capacity as administrative agent for the Lenders hereunder.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Agreement Currency" has the meaning assigned to such term in Section 10.14(b).

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Alternate Currency" means, at any time, any Foreign Currency that is, at the time any Commitment is extended, any Loan is made or any Letter of Credit is issued in such Foreign Currency, freely tradeable and exchangeable into dollars in major financial markets (including the London, New York and Tokyo markets).

                  "Alternate Currency Commitment" means, with respect to each Alternate Currency Lender for any Alternate Currency, the commitment of such
Alternate Currency Lender (set forth in the applicable Alternate Currency Supplement) to make Revolving Alternate Currency Loans in such Alternate Currency, expressed as an amount representing the maximum aggregate Dollar Equivalent of the principal amount of such Alternate Currency Lender's outstanding Revolving Alternate Currency Loans in such Alternate Currency that may be outstanding at any one time, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Alternate Currency Lender pursuant to Section 10.04.

                  "Alternate Currency Lender" means any Lender that shall have entered into an Alternate Currency Supplement with one or more Borrowers under which it shall have extended an Alternate Currency Commitment to make Revolving Alternate Currency Loans in one or more Alternate Currencies, and any other Person that shall have become an Alternate Currency Lender pursuant to an Assignment and Acceptance or Section 2.08(h), other than any such Person that ceases to be an Alternate Currency Lender pursuant to any Assignment and Acceptance.

                  "Alternate Currency Loan Exposure" means, with respect to any Lender at any time, the sum of (a) the amount of Alternate Currency Loans in respect of which such Lender has made (or is required to have made) payments to the applicable Alternate Currency Lenders pursuant to Section 2.01(f) and (b) such Lender's Applicable Percentage of the Dollar Equivalents of the aggregate principal amounts of outstanding Revolving Alternate Currency Loans at such time in respect of which payments have not been (and are not required to have been) made by the Lenders to the applicable Alternate Currency Lenders pursuant to
Section 2.01(f).

                  "Alternate Currency Supplement" means an Alternate Currency Supplement substantially in the form of Exhibit F.

                  "Applicable Agent" means, (a) with respect to a Loan or Borrowing denominated in dollars, the Administrative Agent, (b) with respect to a Loan or Borrowing denominated in Yen, the Japanese Agent and (c) with respect to a Loan or Borrowing denominated in any currency other than dollars or Yen, the London Agent or, with respect to any particular Foreign Currency, such other Person as may be agreed upon by the Company and the

Administrative Agent and designated in a notice delivered to the Lenders.

                  "Applicable Percentage" means, with respect to any Lender, the percentage of the total Available Facility Commitments represented by such Lender's Available Facility Commitment.

                  "Applicable Rate" means, for any day, with respect to any Eurocurrency Revolving Loan, or with respect to the Facility Fees, AC Participation Fees or LC Participation Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurocurrency Spread/AC and LC Participation Fee Rate" or "Facility Fee Rate", as the case may be, (i) if the Company's Index Debt is not then rated by either S&P or Moody's and no corporate credit rating is then in effect by S&P or Moody's for the Company, based upon the Fixed Charge Coverage Ratio for the most recently ended period of four fiscal quarters for which the Company's consolidated financial statements have been delivered pursuant to Section 5.01(a) or (b) or (ii) if the Company's Index Debt (or, in the absence of rated Index Debt, if there is a corporate credit rating in effect by S&P or Moody's for the Company) is rated by either S&P or Moody's, based upon the ratings by S&P and/or Moody's applicable on such date to the Index Debt (or, in the absence of rated Index Debt, based upon the corporate credit rating in effect by S&P or Moody's for the Company), all as set forth below:

Performance-Based Pricing Grid

                             Eurocurrency Spread/AC
     Fixed Charge          and LC Participation
    Coverage Ratio              Fee Rate                 Facility Fee Rate
      Category 1                       0.170%                  0.080%
Greater than or
equal to 2.3 to 1.00
      Category 2                       0.200%                  0.100%
Greater than or
equal to 1.75 to
1.00
      Category 3                       0.225%                  0.125%
Greater than or
equal to 1.55 to
1.00
      Category 4                       0.300%                  0.150%
Greater than or
equal to 1.35 to
1.00
      Category 5                       0.450%                  0.250%
Less than 1.35 to
1.00

Ratings-Based Pricing Grid

                             Eurocurrency Spread/AC
                              and LC Participation
               Rating              Fee Rate               Facility Fee Rate
             Category 1                 0.155%                      0.070%
Greater than or
equal to A/A2
             Category 2                 0.170%                      0.080%
Greater than or
equal to A-/A3
             Category 3                 0.200%                      0.100%
Greater than or
equal to BBB+/Baa1
             Category 4                 0.225%                      0.125%
Greater than or
equal to BBB/Baa2
             Category 5                 0.300%                      0.150%
Greater than or
equal to BBB-/Baa3
             Category 6                 0.450%                      0.250%
Less than or equal
to BB+/Ba1

                 At any time when the Applicable Rate shall be determined by reference to the Performance-Based Pricing Grid, each change in the Applicable Rate resulting from a change in the Fixed Charge Coverage Ratio shall be effective during the period commencing on and including the date that is the second Business Day after the delivery to the Administrative Agent pursuant to
Section 5.01(a) or (b) of consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (a) the Applicable Rate shall be determined by reference to Category 2 under the Performance- Based Pricing Grid until the date on which the Company delivers its financial statements for the fiscal quarter ending June 30, 1998, pursuant to Section 5.01(b), and (b) if the Company fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), the Applicable Rate shall be determined by reference to the Category next above the Category then in effect until the resultant Default shall become an Event of Default, at which time the Applicable Rate shall be determined by reference to Category 5 until such financial statements shall have been delivered. At any time when the Applicable Rate shall be determined by reference to the Ratings-Based Pricing Grid, (a) if either Moody's or S&P shall not have in effect a rating for the Index Debt (or, in the absence of rated Index Debt, if either Moody's or S&P shall not have in effect a corporate credit rating for the Company) (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rate shall be based upon the rating of the other rating agency; (b) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt (or, in the absence of rated Index Debt, the corporate credit ratings established or deemed to have been established by Moody's or S&P for the Company) shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to (i) if one of the ratings is two Categories lower than the other, the Category between the two ratings, (ii) if one of the ratings is three Categories lower than the other, the average of the Applicable Rates set forth for the two Categories between the two ratings, (iii) if one of the ratings is four Categories lower than the other, the Category two above that of the lower of the two ratings and (iv) if one of the ratings is five Categories lower than the other, the average of the Applicable Rates set forth for the four Categories between the two ratings; and
(c) if the ratings established by Moody's and S&P for the Index Debt (or, in the absence of rated Index Debt, the corporate credit ratings established by S&P and Moody's for the Company) shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate based on the Ratings-Based Pricing Grid shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating systems or the unavailability of ratings from such rating agency, and pending the effectiveness of such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agency then in effect or, if such circumstances apply to both rating agencies, by reference to the Performance-Based Pricing Grid.

                 "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

                 "Augmenting AC Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Augmenting   Designated   Currency  Lender"  has  the  meaning
assigned to such term in Section 2.08(d).

                 "Augmenting Facility Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Augmenting Lenders" has the meaning assigned to such term in Section 2.08(d).

                 "Augmenting Yen Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Available Facility Commitment" means, with respect to any Lender at any time, an amount equal to such Lender's Facility Commitment at such time minus such Lender's Funded Revolving Credit Exposure at such time. If the Facility Commitments have terminated or expired, the Available Facility Commitments shall be determined based upon the Facility Commitments most recently in effect, giving effect to any assignments.

                 "Availability  Period"  means,  with  respect  to the  Facility
Commitments, the Alternate Currency Commitments, the Designated Currency Commitments or the Yen Commitments, as the case may be, the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Facility Commitments, the Alternate Currency Commitments, the Designated Currency Commitments or the Yen Commitments, respectively.

                 "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                 "Borrower" means the Company or any Borrowing
Subsidiary.

                 "Borrowing" means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type and currency made on the same date and as to which a single Interest Period is in effect, (c) a Swingline Loan or (d) a Special Loan.

                 "Borrowing Date" means any Business Day specified in a notice pursuant to Section 2.03, 2.04 or 2.05 as a date on which the relevant Borrower requests Loans to be made hereunder.

                 "Borrowing Minimum" means (a) in the case of a Borrowing denominated in dollars, $1,000,000 (or $5,000,000 in the case of a Competitive Borrowing) and (b) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that (i) is an integral multiple of 1,000,000 units (or, in the case of Sterling, 500,000 units) of such currency and (ii) has a Dollar Equivalent in excess of $1,000,000 (or $5,000,000 in the case of a Competitive Borrowing).

                 "Borrowing Multiple" means (a) in the case of a Borrowing denominated in dollars, $1,000,000 and (b) in the case of a Borrowing denominated in any Foreign Currency, 1,000,000 units (or, in the case of Sterling, 500,000 units) of such currency.

                 "Borrowing Request" means a request for a Revolving Borrowing in accordance with Section 2.03.

                 "Borrowing Subsidiary" means, at any time, any Subsidiary of the Company designated as a Borrowing Subsidiary by the Company pursuant to
Section 10.16 that has not ceased to be a Borrowing Subsidiary pursuant to such Section or Article VII; provided, that the Company owns or Controls shares of capital stock representing at least 80% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of such Subsidiary.

                 "Borrowing Subsidiary Agreement" means a Borrowing Subsidiary Agreement substantially in the form of Exhibit D.

                 "Borrowing Subsidiary Termination" means a Borrowing Subsidiary Termination substantially in the form of Exhibit E.

                 "Brazilian Facility" means that certain Unsecured Revolving Credit Facility dated as of November 1, 1996, between A.C. Nielsen do Brasil Ltda. and The First National Bank of Boston, providing for unsecured revolving loans not to exceed at any time $13,000,000.

                 "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in Yen, the term "Business Day" shall also exclude any day on which banks in Tokyo are authorized or required by law to remain closed, (c) when used in connection with a Local Rate Loan, "Business Day" shall also exclude any day set forth in an applicable Alternate Currency Supplement and (d) when used in connection with a Foreign Currency Loan or Letter of Credit, the term "Business Day" shall also exclude any day on which banks in (i) the jurisdiction of the account to which the proceeds of such Loan are to be disbursed or the jurisdiction in which such Letter of Credit may be presented for payment, as the case may be, and (ii) the jurisdiction in which payments of principal of and interest on such Loan or LC Disbursements in respect of such Letter of Credit are to be made are authorized or required by law to remain closed.

                 "Calculation Date" means (a) the last Business Day of each calendar month and such other Business Days during such calendar month as may be specified by the Company in a notice delivered to the Administrative Agent and
(b) at any time when the sum of the Revolving Credit Exposures, Special Loan Exposures and Competitive Loan Exposures (as determined from time to time pursuant to Section 1.05(b)) exceeds 85% of the aggregate amount of the Lenders' Facility Commitments, the last Business Day of each two week period.

                 "Capital   Expenditures"   means,   for  any  period,   without
duplication (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated

Subsidiaries that are (or would be) reflected in a consolidated statement of cash flow of the Company for such period prepared in accordance with GAAP, and
(b) the additions to hardware and software of the Company and its consolidated Subsidiaries that are (or would be) reflected in a consolidated statement of cash flow of the Company for such period prepared in accordance with GAAP.

                 "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                 "Cash Interest Expense" means, for any period, Interest Expense paid in cash during such period.

                 "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

                 "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(c), by any lending office of such Lender or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                 "Class", when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Dollar Loans, Revolving Designated Currency Loans, Revolving Yen Loans, Revolving Alternate Currency Loans, Competitive Loans, Swingline Loans or Special Loans and (b) any Commitment, refers to whether such Commitment is a Facility Commitment, an Alternate Currency Commitment, a Designated Currency Commitment or a Yen Commitment.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                 "Commitment" means a Facility Commitment, an Alternate Currency Commitment, a Designated Currency Commitment or a Yen
Commitment.

                 "Company" means ACNielsen Corporation, a Delaware corporation.

                 "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

                 "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

                 "Competitive Bid Request" means a request for Competitive Bids in accordance with Section 2.04.

                 "Competitive Borrowing" means a Borrowing comprised of Competitive Loans.

                 "Competitive Loan" means a Loan made pursuant to
Section 2.04. Each Competitive Loan shall be a Eurocurrency Loan or a Fixed Rate Loan.

                 "Competitive Loan Exposure" means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the outstanding Competitive Loans of such Lender denominated in dollars and (b) the sum of the Dollar Equivalents of the aggregate principal amounts of the outstanding Competitive Loans of such Lender denominated in Alternate Currencies.

                 "Consolidated Tangible Assets" means the total assets of the Company and its consolidated Subsidiaries less their consolidated Intangible Assets. For purposes of this definition, "Intangible Assets" means the amount of
(i) all write-ups in the book value of any asset owned by the Company or a consolidated Subsidiary and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and other intangible assets.

                 "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                 "Credit Event" has the meaning assigned to such term in
Section 4.02.

                 "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Designated Currency Commitment Increase" has the meaning assigned to such term in Section 2.08(f).

                 "Designated Currency Increase Effective Date" has the meaning assigned to such term in Section 2.08(f).

                 "Designated Currency" means Sterling, Deutsche Marks, Euros (after their adoption by participating members of the European Union) and any other Alternate Currency that shall be designated by the Company in a notice delivered to the Administrative Agent and approved by the Administrative Agent and all the Designated Currency Lenders as a Designated Currency.

                 "Designated Currency Commitment" means, with respect to each Designated Currency Lender, the commitment of such Designated Currency Lender to make Revolving Designated Currency Loans, expressed as an amount representing the maximum aggregate Dollar Equivalents of the principal amounts of such Designated Currency Lender's outstanding Revolving Designated Currency Loans that may be outstanding at any one time, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Designated Currency Lender pursuant to Section 10.04. The initial amount of each Designated Currency Lender's Designated Currency Commitment is set forth on Schedule 2.01(b), in the Assignment and Acceptance pursuant to which such Designated Currency Lender shall have assumed its Designated Currency Commitment or in the applicable Increase Notice delivered pursuant to Section 2.08(d), as applicable.

                 "Designated Currency Commitment Percentage" means, with respect to any Designated Currency Lender, the percentage of the total Designated Currency Commitments represented by such Lender's Designated Currency Commitment.

                 "Designated  Currency  Lenders"  means  the  Persons  listed on
Schedule 2.01(b) and any other Person that shall have become a Designated Currency Lender pursuant to any Assignment and Acceptance or Section 2.08(d), other than a Person that ceases to be a Designated Currency Lender pursuant to an Assignment and Acceptance.

                 "Deutsche Marks" means the lawful money of Germany.

                 "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

                 "Dollar Equivalent" means, on any date of determination, with respect to any amount in any Foreign Currency, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05(a) using the Exchange Rate with respect to such Foreign Currency then in effect.

                 "dollars" or "$" refers to lawful money of the United States of America.

                 "Domestic Borrowing Subsidiary" means any Borrowing Subsidiary organized under the laws of any jurisdiction in the United States.

                 "EBITDA" means, for any period, the consolidated net income of the Company and its consolidated Subsidiaries for such period plus, to the extent deducted in computing such consolidated net income for such period, the sum (without duplication) of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization expense, (d) extraordinary losses, (e) the special charge of $36,000,000 taken in the fourth quarter of the fiscal year ended December 31, 1997 and (f) any other non-cash charges or expenses, minus, to the extent added in computing such consolidated net income for such period the sum (without duplication) of, (a) consolidated interest income, (b) extraordinary gains, (c) the non-operating gain of $39,000,000 recognized during the fourth quarter of the fiscal year ended December 31, 1997 and (d) any other non-cash income.

                 "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

                 "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                 "Environmental  Liability"  means any liability,  contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

                 "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                 "Euro" has the meaning assigned to the term "euro" in
Section 10.15(a)

                 "Eurocurrency",   when  used  in   reference  to  any  Loan  or
Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

                 "Event of Default" means the occurrence of any of the events specified in Article VII, provided that any requirement for notice, lapse of time, or both, or the satisfaction of any other condition specified therein has been satisfied.

                 "Exchange Rate" means, on any day, with respect to any currency, the rate at which such currency may be exchanged into dollars (and, for purposes of any provision of this Agreement requiring or permitting the conversion of Foreign Currency Loans to dollar Loans, the rate at which dollars may be exchanged into the applicable Foreign Currency), as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of dollars (or such Foreign Currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

                 "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder (each a "Recipient"), (a) income or franchise taxes imposed on (or measured by) the net income and branch profits, or similar taxes, of such Recipient imposed as a result of a present or former connection between such Recipient and the Governmental Authority imposing such tax (other than any such connection arising solely from such Recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender (i) to the extent such tax is in effect and would apply as of the date such Foreign Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Foreign Lender and is in effect and would apply at the time such lending office is designated (other than any withholding tax imposed on (A) any payment by any Borrowing Subsidiary that is designated after such Foreign Lender becomes a party to this Agreement or designates a new lending office, (B) any payment by any Borrower from a Payment Location other than the applicable Payment Location identified in Section 2.17 or in Schedule 2.17 hereto or, in the case of any amount payable in respect of a Revolving Alternate Currency Loan, in the relevant Alternate Currency Supplement, as of the date such Foreign Lender becomes a party to this Agreement or designates a new lending office or (C) payments by any Borrower in respect of participations in Loans acquired pursuant to Section 2.01(f)), or (ii) that is attributable to such Foreign Lender's failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.16(a).

                 "Existing Credit Agreement" means the Credit Agreement dated as of December 19, 1996, as amended, among the Company, the borrowing subsidiaries party thereto, the lenders party thereto, The Chase Manhattan Bank, as administrative agent and The Northern Trust Company, as co-agent.

                 "Facility Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Revolving Alternate Currency Loans, Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to

Section 10.04. The initial amount of each Lender's Facility Commitment is set forth on Schedule 2.01(a), in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Facility Commitment or in the applicable Increase Notice delivered pursuant to Section 2.08(d), as applicable. The initial aggregate amount of Facility Commitments is $250,000,000.

                 "Facility Commitment Increase" has the meaning assigned to such term in Section 2.08(e).

                 "Facility Commitment Percentage" means, with respect to any Lender, the percentage of the total Facility Commitments represented by such Lender's Facility Commitment. If the Facility Commitments have terminated or expired, the Facility Commitment Percentage shall be based on the Facility Commitments most recently in effect, giving effect to any assignments.

                 "Facility Fee" has the meaning set forth in Section
2.11(a).

                 "Facility Increase Effective Date" has the meaning set forth in Section 2.08(e).

                 "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                 "Financial Officer" of any Person means the chief financial officer, treasurer or controller of such Person.

                 "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) EBITDA for such period to (b) the sum of (i) Cash Interest Expense for such period, (ii) Maintenance Capital Expenditures for such period, (iii) cash tax payments by the Company and its consolidated Subsidiaries during such period, (iv) scheduled principal payments (including scheduled principal payments made pursuant to any amortization or sinking fund provisions) by the Company and its consolidated Subsidiaries in connection with Indebtedness for borrowed money maturing on or extendible at the option of the Company or a Subsidiary to a date more than one year after the date as of which the Fixed Charge Coverage Ratio is being determined or in connection with any Capital Lease Obligation (other than in respect of the Brazilian Facility) and (v) cash dividend payments by the Company during such period.

                 "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

                 "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

                 "Foreign Currency" means a currency other than dollars.

                 "Foreign Currency Borrowing" means a Borrowing comprised of Foreign Currency Loans.

                 "Foreign Currency Lenders" means any Lender of a Foreign Currency Loan.

                 "Foreign Currency Loan" means a Revolving Alternate Currency Loan, a Revolving Designated Currency Loan, a Revolving
Yen Loan, a Loan denominated in an Alternate Currency or a Special
Loan.

                 "Foreign Lender" means, with respect to any Loan, any Lender making such Loan that is organized under the laws of a jurisdiction other than the Relevant Jurisdiction.

                 "Foreign Subsidiary" means any Subsidiary that is not organized under the laws of any jurisdiction in the United States.

                 "Funded Revolving Credit Exposure" means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) the aggregate principal amount at such time of the outstanding Revolving Dollar Loans of such Lender (including that portion of such Lender's Alternate Currency Loan Exposure attributable to Alternate Currency Loans in respect of which such Lender has made (or is required to have made) payments to the applicable Alternate Currency Lenders pursuant to Section 2.01(f)), (b) the Dollar Equivalent of the aggregate principal amount of the outstanding Revolving Yen Loans of such Lender, (c) the aggregate amount of the Dollar Equivalents of the principal amounts of the outstanding Revolving Designated Currency Loans of such Lender, (d) that portion of such Lender's LC Exposure attributable to LC Disbursements in respect of which such Lender has made (or is required to have made) payments to the Issuing Bank pursuant to Section 2.19(d) and (e) that portion of such Lender's Swingline Exposure attributable to Swingline Loans in respect of which such Lender has made (or is required to have made) payments to the Swingline Lender pursuant to Section 2.05(c).

                 "GAAP" means generally accepted accounting principles in the United States of America.

                 "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                 "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness of any other Person (the "primary obligor") whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                 "Hazardous   Materials"  means  all  explosive  or  radioactive
substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                 "Hedging   Agreement"   means  any  interest  rate   protection
agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                 "IJDA" means the Indemnity and Joint Defense Agreement dated as of October 28, 1996, among the Company, The Dun & Bradstreet Corporation and Cognizant Corporation, as amended by the side letter dated December 10, 1996, from the Company and confirmed and agreed by The Dun & Bradstreet Corporation and Cognizant Corporation.

                 "Increase Notice" has the meaning assigned to such term in Section 2.08(d).

                 "Increasing AC Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Increasing   Designated   Currency  Lender"  has  the  meaning
assigned to such term in Section 2.08(d).

                 "Increasing Facility Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Increasing Lenders" has the meaning assigned to such term in Section 2.08(d).

                 "Increasing Yen Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Indebtedness" of any Person means, without duplication, (a) all monetary obligations of such Person for borrowed money or with respect to advances of any kind (it being understood that advance payments by customers in the ordinary course of business in respect of accounts receivable, services or expenses shall not constitute advances for purposes of this clause), (b) all monetary obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all monetary obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all monetary obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and amounts payable to employees in the ordinary course of business), (e) all Indebtedness of others of the type described in the other clauses of this definition secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of any Indebtedness resulting from this clause (e) shall be equal to the lesser of (i) the amount secured by such Lien and (ii) the fair market value of the property subject to such Lien as determined in good faith by the Company), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all monetary obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty issued by banks or other financial institutions and (i) all monetary obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person would under applicable law or any agreement or instrument be liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

                 "Indemnified Taxes" means Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement other than Excluded Taxes and Other Taxes.

                 "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

                 "Initial AC Loans" has the meaning assigned to such term in Section 2.08(h).

                 "Initial Designated Currency Loans" has the meaning assigned to such term in Section 2.08(f).

                 "Initial Facility Loans" has the meaning assigned to such term in Section 2.08(e).

                 "Initial Yen Loans" has the meaning assigned to such term in Section 2.08(g).

                 "Interest Election Request" means a request by the relevant Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

                 "Interest Expense" means, for any period, the interest expense of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (i) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP and (iii) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

                 "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing, (d) with respect to any Local Rate Loan, the dates set forth in the applicable Alternate Currency Supplement, (e) with respect to any Special Loan, the date or dates agreed upon by the applicable Borrower and the applicable Special Loan Lender and (f) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

                 "Interest Period" means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the relevant Borrower may elect, (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than one day or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid

Request and (c) with respect to any Special Loan, the period commencing on the date of such Borrowing and ending on the date agreed upon between the applicable Borrower and the applicable Special Loan Lender; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                 "Investment" has the meaning assigned to such term in
Section 6.04.

                 "Issuing Bank" means The Chase Manhattan Bank and up to two other Lenders that may become Issuing Banks hereunder from time to time by entering into an Issuing Bank Agreement with the Company, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.19(i). Any Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates, reasonably acceptable to the Company, of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided that, unless any Borrower shall request that an Affiliate of such Issuing Bank issue a Letter of Credit, the Issuing Bank may not recover for any increased costs under Sections 2.14 or 2.16 incurred solely as a result of an Affiliate of such Issuing Bank, rather than such Issuing Bank, issuing a Letter of Credit if, without economic disadvantage to, and consistent with the policies and practices of, such Issuing Bank, such Letter of Credit could have been issued in a manner that would have avoided such costs under Sections 2.14 or 2.16.

                 "Issuing Bank Agreement" means an Issuing Bank Agreement between an Issuing Bank and the Company.

                 "Japanese Agent" means The Chase Manhattan Bank, Tokyo
Branch.

                 "Judgment Currency" has the meaning assigned to such term in Section 10.14(b).

                 "LC Currency" means, at any time, any Foreign Currency set forth in Schedule 2.19 and any other Alternate Currency acceptable to the applicable Issuing Bank.

                 "LC Disbursement" means (i) in the case of a Letter of Credit denominated in dollars, a payment made by the applicable Issuing Bank in respect of such Letter of Credit and (ii) in the case of a Letter of Credit denominated in an LC Currency, the Dollar Equivalent of a payment made by the applicable
Issuing Bank in respect of such Letter of Credit (based on the applicable Exchange Rate on the date the LC Disbursement is made).

                 "LC Exposure" means at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in dollars at such time, (b) the aggregate amount of the Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit denominated in LC Currencies at such time and (c) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be the sum of (a) the amount of LC Disbursements that have not yet been reimbursed by or on behalf of the Company and in respect of which such Lender has made (or is required to have made) payments to the Issuing Bank pursuant to Section 2.19(d) and (b) such Lender's Applicable Percentage of the aggregate LC Exposure (excluding the portion thereof consisting of LC Disbursements in respect of which the Lenders have made (or are required to have made) payments to the Issuing Bank pursuant to Section 2.19(d)).

                 "LC Fronting Fee" has the meaning set forth in Section
2.11(b).

                 "LC Participation Fee" has the meaning set forth in
Section 2.11(b).

                 "Lenders" means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a Lender pursuant to an Assignment and Acceptance or Section 2.08(d), other than any such Person that ceases to be a Lender pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

                 "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

                 "Leverage Ratio" means, at any time, the ratio of (a) Total Debt at such time to (b) EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time (and solely for purposes of this definition, if the Company or any of its Subsidiaries shall have completed an Acquisition or if the Company shall have merged with any Person during such period, EBITDA shall be determined on a pro forma basis as if such acquisition or merger had occurred at the beginning of such period).

                 "LIBO Rate" means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Page 3750 (or, in the case of a Eurocurrency Foreign Currency Borrowing, the rate appearing on the Page for the applicable currency) of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Applicable Agent, in consultation with the Company, from time to time for purposes of providing quotations of interest rates applicable to dollar deposits (or, in the case of a Eurocurrency Foreign Currency Borrowing, deposits in the applicable currency) in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in dollars (or the applicable currency) with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which the Administrative Agent is offered dollar deposits of $5,000,000 (or, in the case of a Eurocurrency Foreign Currency Borrowing, deposits in the applicable currency in an amount the Dollar Equivalent of which is approximately equal to $5,000,000) and for a maturity comparable to such Interest Period in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                 "Lien" means, with respect to any asset of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset for the purpose of securing any obligation of such Person or any other Person and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

                 "Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

                 "Local Rate" when used in reference to any Revolving Alternate Currency Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a local base rate set forth with respect to such currency of such Loan or Borrowing in an applicable Alternate Currency Supplement.

                 "London Agent" means Chase Manhattan International
Limited.

                 "Maintenance Capital Expenditures" means Capital Expenditures that are related to the maintenance of the properties and assets of the Company and the Subsidiaries and shall be deemed to equal $40,000,000 for any period of four fiscal quarters for purposes of calculating the Fixed Charge Coverage Ratio; provided that if the Company shall project Capital Expenditures (excluding any costs of Acquisitions included therein) in excess of $90,000,000 for any fiscal year, then the Company and the Administrative Agent shall negotiate in good faith to determine whether a modification to this definition is required and, if required, to agree upon such a modification (which shall become effective upon such agreement and consent of the Required

Lenders); provided further that Maintenance Capital Expenditures shall in no event be deemed to be less than $40,000,000.

                 "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

                 "Material  Adverse  Effect" means a material  adverse effect on
(a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, and (b) the rights of or remedies available to the Lenders under this Agreement.

                 "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

                 "Material Subsidiary" means any (a) Borrowing Subsidiary and any (b) Subsidiary (i) the Consolidated Tangible Assets of which exceed 3% of the Consolidated Tangible Assets of the Company and its consolidated Subsidiaries as of the end of the most recently completed fiscal year or (ii) the Net Revenue of which exceeds 3% of the Net Revenue of the Company and its consolidated Subsidiaries for the most recently completed fiscal year; provided, that (A) any Subsidiary that directly or indirectly owns a Material Subsidiary shall itself be a Material Subsidiary and (B) in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 10% of the Consolidated Tangible Assets or 10% of the Net Revenue of the Company and its consolidated Subsidiaries as of the end of and for the most recently completed fiscal year, then one or more of such Subsidiaries designated by the Company (or, if the Company shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to Consolidated Tangible Assets), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

                 "Maturity Date" means April 15, 2001.

                 "Moody's" means Moody's Investors Service, Inc.

                 "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "Net Revenue" means, with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

                 "Non-Increasing AC Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Non-Increasing Designated Currency Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Non-Increasing Facility Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Non-Increasing Lenders" shall have the meaning assigned to such term in Section 2.08(d).

                 "Non-Increasing Yen Lender" has the meaning assigned to such term in Section 2.08(d).

                 "Obligations" means the obligations of each of the Borrowing Subsidiaries from time to time under this Agreement and the Borrowing Subsidiary Agreements with respect to the payment of (i) the principal of and interest on the Loans to each such Borrowing Subsidiary when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of each of the Borrowing Subsidiaries hereunder and thereunder.

                 "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                 "Payment Location" means an office, branch or other place of business of any Borrower from which any payment due hereunder shall be made.

                 "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                 "Permitted Encumbrances" means:

                 (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

                 (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

                 (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                 (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements; and

                 (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

                 "Permitted Investments" means:

                 (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                 (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, credit ratings of at least A-2 (or the equivalent thereof) and P-2 (or the equivalent thereof) from S&P and Moody's;

                 (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

                 (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

                 "Person"  means  any  natural  person,   corporation,   limited
liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                 "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) (i) subject to the provisions of

Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (ii) in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                 "Prepayment Account" has the meaning assigned to such term in Section 2.10(e).

                 "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                 "Proposed Effective Date" has the meaning assigned to such term in Section 2.08(d).

                 "Register" has the meaning assigned to such term in
Section 10.04.

                 "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                 "Relevant Jurisdiction" means (i) in the case of any Loan to the Company or any Domestic Borrowing Subsidiary, the United States of America, and (ii) in the case of any Loan to any other Borrowing Subsidiary, the jurisdiction imposing (or having the power to impose) withholding tax on payments by such Borrowing Subsidiary under this Agreement.

                 "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Facility Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Facility Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Facility Commitments expire or terminate, the total Competitive Loan Exposures and Special Loan Exposures of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

                 "Reset Date" has the meaning set forth in
Section 1.05(a).

                 "Revolving Alternate Currency Borrowing" means a
Borrowing comprised of Revolving Alternate Currency Loans.

                 "Revolving Alternate Currency Loans" means the Loans made pursuant to Section 2.01(d) that are denominated in an Alternate Currency. Each Revolving Alternate Currency Loan shall be a Eurocurrency Loan or a Local Rate Loan.

                 "Revolving Borrowing" means a Borrowing comprised of Revolving Loans.

                 "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) the aggregate principal amount at such time of the outstanding Revolving Dollar Loans of such Lender (including that portion of such Lender's Alternate Currency Loan Exposure attributable to Alternate Currency Loans in respect of which such Lender has made (or is required to have made) payments to the applicable Alternate Currency Lenders pursuant to Section 2.01(f)), (b) the Dollar Equivalent of the aggregate principal amount of the outstanding Revolving Yen Loans of such Lender, (c) the aggregate amount of the Dollar Equivalents of the principal amounts of the outstanding Revolving Designated Currency Loans of such Lender, (d) such Lender's Alternate Currency Loan Exposure (excluding that portion of such
Lender's Alternate Currency Loan Exposure attributable to Alternate Currency Loans in respect of which such Lender has made (or is required to have made) payments to the applicable Alternate Currency Lenders pursuant to Section 2.01(f)), (e) such Lender's LC Exposure and (f) such Lender's Swingline Exposure.

                 "Revolving Designated Currency Borrowing" means a Borrowing comprised of Revolving Designated Currency Loans.

                 "Revolving Designated Currency Loans" means the Loans made pursuant to Section 2.01(b) that are denominated in Designated Currencies. Each Revolving Designated Currency Loan shall be a Eurocurrency Loan.

                 "Revolving Dollar Borrowing" means a Borrowing comprised of Revolving Dollar Loans.

                 "Revolving Dollar Loans" means Loans denominated in dollars and made pursuant to Section 2.01(a). Each Revolving Dollar Loan shall be a Eurocurrency Loan or an ABR Loan.

                 "Revolving Loans" means Revolving Dollar Loans,
Revolving Yen Loans, Revolving Designated Currency Loans and
Revolving Alternate Currency Loans.

                 "Revolving Yen Borrowing" means a Borrowing comprised of Revolving Yen Loans.

                 "Revolving Yen Loans"  means the Loans made pursuant to
Section 2.01(c) that are denominated in Yen.  Each Revolving Yen
Loan shall be a Eurocurrency Loan.

                 "S&P" means Standard & Poor's.

                 "Special Loan Exposure" means, with respect to any Lender at any time, the sum of the Dollar Equivalents of the aggregate principal amounts of the outstanding Special Loans of such Lender.

                 "Special Loans" has the meaning assigned to such term in
Section 2.02(b).

                 "Special Loan Lender" means a Lender with an outstanding Special Loan.

                 "Statutory Reserve Rate" means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the jurisdiction of such currency (or any other jurisdiction in which the funding operations of any Lender shall be conducted with respect to any currency) to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall, in the case of dollars, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                 "Sterling" or "(pound)" means the lawful money of the United Kingdom.

                 "Subsequent Designated Currency Borrowings" has the meaning assigned to such term in Section 2.08(f).

                 "Subsequent Facility Borrowings" has the meaning assigned to such term in Section 2.08(e).

                 "Subsequent Yen Borrowings" has the meaning assigned to such term in Section 2.08(g).

                 "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                 "Subsidiary" means any subsidiary of the Company.

                 "Successor Corporation" has the meaning assigned to such term in Section 6.03.

                 "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) the amount of Swingline Loans outstanding at such time in respect of which such Lender has made (or is required to have made) payments to the Swingline Lender pursuant to
Section 2.05(c) and (b) such Lender's Applicable Percentage of the aggregate Swingline Exposure (excluding the portion thereof consisting of Swingline Loans in respect of which the Lenders have made (or are required to have made) payments to the Swingline Lender pursuant to Section 2.05(c)).

                 "Swingline Lender" means The Chase Manhattan Bank, in its capacity as lender of Swingline Loans hereunder.

                 "Swingline Loan" means a Loan made pursuant to
Section 2.05.

                 "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                 "Total Debt" means, at any date, all Indebtedness (including all Capital Lease Obligations) of the Company and its consolidated Subsidiaries at such date to the extent such Indebtedness should be reflected on the consolidated balance sheet of the Company (excluding any such items which appear only in the notes to such consolidated balance sheet) at such date in accordance with GAAP.

                 "Transactions" means the execution, delivery and performance by the Borrowers of this Agreement and the Borrowing Subsidiary Agreements, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

                 "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate, a Local Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

                 "Wholly Owned Subsidiary" means a subsidiary all the capital stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                 "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                 "Yen" or "(Y)" refers to the lawful money of Japan.

                 "Yen Commitment" means, with respect to each Yen Lender, the commitment of such Yen Lender to make Revolving Yen Loans, expressed as an amount representing the maximum aggregate Dollar Equivalent of the principal amount of such Yen Lender's outstanding Revolving Yen Loans that may be outstanding at any one time, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Yen Lender pursuant to
Section 10.04. The initial amount of each Yen Lender's Yen Commitment is set forth on Schedule 2.01(c), in the Assignment and Acceptance pursuant to which such Yen Lender shall have assumed its Yen Commitment or in the applicable Increase Notice delivered pursuant to Section 2.08(d), as applicable.

                 "Yen Commitment Increase" has the meaning assigned to such term in Section 2.08(g).

                 "Yen Commitment Percentage" means, with respect to any Yen Lender, the percentage of the total Yen Commitments represented by such Lender's Yen Commitment.

                 "Yen Increase Effective Date" has the meaning assigned to such term in Section 2.08(g).

                 "Yen Lenders" shall mean the Persons listed on Schedule 2.01(c) and any other Person that shall become a Yen Lender pursuant to an Assignment and Acceptance or Section 2.08(d), other than any such Person that ceases to be a Yen Lender pursuant to an Assignment and Acceptance.

                 SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing").

                 SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to a dollar amount in Sections 6.01, 6.02 and 6.04 shall deemed to be a reference to that dollar amount or the equivalent thereof in one or more Foreign Currencies.

                 SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                 SECTION 1.05. Exchange Rates. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each currency (A) in which any Lender or Lenders shall have extended a commitment to make Loans, (B) in which any Loan or Loans shall be outstanding or (C) in which any undrawn Letter of Credit may be denominated and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 2.01(f), Section 2.13, Section 2.14(g), Section 2.19(e), Section 10.14, the definition of LC Disbursement or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and Foreign Currencies.

                 (b) Not later than 5:00 p.m., New York City time, on each Reset Date and each Borrowing Date with respect to Foreign Currency Loans, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Foreign Currency Loans and Foreign Currency Letters of Credit then outstanding (after giving effect to any Foreign Currency Loans or Foreign Currency Letters of Credit made, issued, repaid or canceled on such date) and (ii) notify the Lenders and the Company of the results of such determination.

                            ARTICLE II

                            The Credits

                 SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in dollars to any Borrower from time to time during the Availability Period for the Facility Commitments in an aggregate principal amount that will not result in
(i) such Lender's Revolving Credit Exposure exceeding such Lender's Facility Commitment or (ii) the aggregate amount of the Lenders' Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures exceeding the aggregate amount of the Lenders' Facility Commitments.

                 (b) Subject to the terms and conditions set forth herein, each Designated Currency Lender agrees to make Loans denominated in any Designated Currency to any Borrower from time to time during the Availability Period for the Designated Currency Commitments in an aggregate principal amount that, after giving effect to any requested Loan, will not result in (i) the aggregate amount of the Dollar Equivalents of the principal amounts of the Revolving Designated Currency Loans of any Designated Currency Lender exceeding such Lender's Designated Currency Commitment, (ii) the aggregate amount of the Dollar Equivalents of the principal amounts of all outstanding Revolving Designated Currency Loans, Revolving Yen Loans and Revolving Alternate Currency Loans exceeding $100,000,000, (iii) any Lender's Revolving Credit Exposure exceeding such Lender's Facility Commitment or (iv) the aggregate amount of the Lenders' Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures exceeding the aggregate amount of the Lenders' Facility Commitments.

                 (c) Subject to the terms and conditions set forth herein, each Yen Lender agrees to make Loans denominated in Yen to any Borrower from time to time during the Availability Period for the Yen Commitments in an aggregate principal amount that, after giving effect to any requested Loan, will not result in (i) the Dollar Equivalent of the aggregate principal amount of the Revolving Yen Loans of any Yen Lender exceeding such Lender's Yen Commitment,
(ii) the aggregate amount of the Dollar Equivalents of the principal amounts of all outstanding Revolving Designated Currency Loans, Revolving Yen Loans and Revolving Alternate Currency Loans exceeding $100,000,000, (iii) any Lender's Revolving Credit Exposure exceeding such Lender's Facility Commitment or (iv) the aggregate amount of the Lenders' Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures exceeding the aggregate amount of the Lenders' Facility Commitments.

                  (d) Subject to the terms and conditions set forth herein, each Alternate Currency Lender agrees to make Loans denominated in any Alternate Currency in respect of which it has extended an Alternate Currency Commitment to any Borrower from time to time during the Availability Period for the Alternate

Currency Commitments in an aggregate principal amount that, after giving effect to any requested Loan, will not result in (i) the Dollar Equivalent of the aggregate principal amount of the Revolving Alternate Currency Loans of any Alternate Currency Lender in any Alternate Currency exceeding such Alternate Currency Lender's Alternate Currency Commitment in such Alternate Currency, (ii) the aggregate Dollar Equivalents of the principal amounts of all outstanding Revolving Designated Currency Loans, Revolving Yen Loans and Revolving Alternate Currency Loans exceeding $100,000,000, (iii) any Lender's Revolving Credit Exposure exceeding such Lender's Facility Commitment or (iv) the aggregate amount of the Lenders' Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures exceeding the aggregate amount of the Lenders' Facility Commitments.

                  (e) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

                  (f) In the event that any Revolving Alternate Currency Borrowing shall be outstanding and (i) the principal of or interest on such Revolving Alternate Currency Borrowing shall not be paid within three Business Days after the date on which it is due and one or more Alternate Currency Lenders holding a majority in interest of the outstanding Revolving Alternate Currency Loans of which such Revolving Alternate Currency Borrowing is comprised shall deliver to the Administrative Agent and the Company a request that the provisions of this paragraph take effect with respect to such Borrowing or (ii) the Commitments shall be terminated or the Loans accelerated pursuant to Article VII, then (unless such request is revoked by such Alternate Currency Lenders)
(w) each Lender shall acquire at face value a participation in the obligations of the applicable Borrower in respect of the principal of and interest on such Revolving Alternate Currency Borrowing equal to its Applicable Percentage of such obligations, (x) such obligations shall without further action be converted into obligations denominated in dollars at the applicable Exchange Rate on the date of such conversion, as determined by the Administrative Agent in accordance with the terms hereof, (y) such converted obligations will bear interest at the rate applicable to overdue ABR Borrowings under Section 2.12(f) and (z) each Lender shall pay the purchase price for its Applicable Percentage of the dollar amount thereof by wire transfer of immediately available funds in dollars to the Administrative Agent in the manner provided in Section 2.06 (and the Administrative Agent shall promptly wire the amounts so received to the Alternate Currency Lenders ratably in accordance with their respective Revolving Alternate Currency Loans comprising such Revolving Alternate Currency Borrowing). Upon any event specified in clause (ii) above, the Alternate
Currency Commitments shall be permanently terminated. The obligations of the Lenders to acquire and pay for participations in Revolving Alternate Currency Borrowings pursuant to this paragraph shall be absolute and unconditional under any and all circumstances.

                  SECTION 2.02. Loans and Borrowings.  (a) Each Revolving Dollar
Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated in dollars and made by the Lenders ratably in accordance with their respective Available Facility Commitments. Each Revolving Designated Currency Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated  in the same  Designated  Currency made by the  Designated  Currency
Lenders ratably in accordance with their respective Designated Currency Commitments. Each Revolving Yen Loan shall be made as part of a Borrowing consisting of Revolving Loans denominated in Yen and made by the Yen Lenders ratably in accordance with their respective Yen Commitments. Each Revolving Alternate Currency Loan in any Alternate Currency shall be made by the applicable Alternate Currency Lenders ratably in accordance with their respective Alternate Currency Commitments in such Alternate Currency. Each Competitive Loan shall be made in accordance with the procedures set forth in
Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Facility Commitments of the Lenders, the Designated Currency Commitments of the Designated Currency Lenders, the Yen Commitments of the Yen Lenders and the Alternate Currency Commitments of the Alternate Currency Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required hereunder.

                  (b) At any time, a Borrower and any Lender may agree that such Lender will make a Loan (a "Special Loan") to such Borrower in an Alternate Currency bearing interest at an agreed upon rate for an interest period to be agreed upon and upon such other terms as such Borrower and Lender may agree; provided, that, (i) after giving effect to the making of any such Special Loan, the aggregate amount of the Lenders' Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures shall not exceed the aggregate amount of the Lenders' Facility Commitments and (ii) no such Loan shall be a Special Loan unless the applicable Borrower and the applicable Special Loan Lender expressly agree at the time such Loan is made, and notify the Administrative Agent, that such Loan shall be a Special Loan for purposes of this Agreement. If the applicable Borrower and Special Loan Lender shall, after any Special Loan is made, agree that such Special Loan shall no longer be a Special Loan hereunder and notify the Administrative Agent of such agreement, such Loan shall be deemed repaid as of the date of such agreement, shall cease to be entitled to any further benefits under this Agreement and shall cease to be permitted under
Section 6.01(b). Special Loans shall be deemed Loans for all purposes of this Agreement, except as set forth in paragraph (c) below.

                  (c) Notwithstanding any other provision of this Agreement, no Special Loan Lender shall be entitled to compensation for any increased costs under Sections 2.14, 2.15 or 2.16 with respect to any Special Loan or to any Facility Fee under Section 2.11(a) in respect of a Special Loan to the extent Facility Fees are otherwise payable after termination of such Lender's Facility Commitment.

                  (d) Subject to Section 2.13, (i) each Revolving Dollar Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans as the applicable Borrower may request in accordance herewith, (ii) each Revolving Designated Currency Borrowing shall be comprised entirely of Eurocurrency Loans,
(iii) each Revolving Yen Borrowing shall be comprised entirely of Eurocurrency Loans, (iv) each Revolving Alternate Currency Borrowing shall be comprised entirely of Eurocurrency Loans or Local Rate Loans as the applicable Borrower may request in accordance herewith and (v) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) unless any Borrower shall request that an Affiliate of a Lender make a Loan, a Lender may not recover for any increased costs under Sections 2.14 or 2.16 incurred solely as a result of an Affiliate of such Lender, rather than such Lender, making a Loan, if, without economic disadvantage to, and consistent with the policies and practices of, such Lender, such Loan could have been made in a manner that would have avoided such increased costs under Section 2.14 or 2.16.

                  (e) At the commencement of each Interest Period for any Borrowing (other than a Swingline Loan), such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple equal to the Borrowing Multiple; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the aggregate Available Facility Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 Revolving Eurocurrency Borrowings outstanding in each currency.

                  (f) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                  SECTION 2.03.  Requests for Revolving Borrowings.   To
request a Revolving Borrowing, a Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR
Borrowing, not later than 11:00 a.m., New York City time, one
Business Day before the date of the proposed Borrowing, (c) in the case of a Revolving Designated Currency Borrowing, not later than 10:00 a.m., London time, three Business Days before the date of the proposed Borrowing, (d) in the case of a Revolving Yen
Borrowing, not later than 11:00 a.m., Tokyo time, three Business
Days before the date of the proposed Borrowing and (e) in the case of a Revolving Alternate Currency Borrowing, at such time as shall be specified in the applicable Alternate Currency Supplement. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business Day;

                  (iii) whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a Local Rate Borrowing;

                  (iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period", and the currency of such Borrowing, which shall be dollars, Yen, a Designated Currency or an Alternate Currency;

                  (v) the location and number of the relevant Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

                  (vi) in the case of a Borrowing in a Foreign Currency, the location from which payments of the principal and interest on such Borrowing will be made, which shall comply with the requirements of
         Section 2.17.

If no currency is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected dollars. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month's duration. If no election as to the Type of Revolving Dollar Borrowing is specified, then the requested Revolving Dollar Borrowing shall be an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids for Competitive Loans and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures at any time shall not exceed the aggregate amount of the Lenders' Facility Commitments. To request Competitive Bids, a Borrower shall notify the Applicable Agent of such request by telephone, (i) in the case of a Eurocurrency Competitive Borrowing denominated in dollars, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Competitive Borrowing, (ii) in the case of a Eurocurrency Competitive Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Competitive Borrowing, (iii) in the case of a Fixed Rate Borrowing denominated in dollars, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Competitive Borrowing and (iv) in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, not later than 10:00 a.m., London time, four Business Days before the date of the proposed Competitive Borrowing; provided that the Borrowers may submit jointly up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Competitive Bid Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business Day;

                  (iii) whether the requested Borrowing is to be denominated in dollars or an Alternate Currency (specifying such Alternate Currency, if applicable);

                  (iv) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

                  (v) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period";

                  (vi) the location and number of the relevant Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

                  (vii) in the case of any Borrowing in an Alternate Currency, the location from which payments of the principal of and interest on such Borrowing will be made.

If no election as to the currency of a Borrowing is specified in any Competitive Bid Request, then the applicable Borrower shall be deemed to have requested a Borrowing in dollars. Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Applicable Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit
Competitive Bids.

                  (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to any Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Applicable Agent and must be received by the Applicable Agent by telecopy, (i) in the case of a Eurocurrency Competitive Borrowing denominated in dollars, not later than 9:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, (ii) in the case of a Eurocurrency
Competitive Borrowing denominated in a Foreign Currency, not later than 9:30 a.m., London time, three Business Days before the date of the proposed Competitive Borrowing, (iii) in the case of a Fixed Rate Borrowing denominated in dollars, not later than 9:30 a.m., New York City time, on the date of the proposed Competitive Borrowing and (iv) in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, not later than 9:30 a.m., London time, three Business Days before the date of the proposed Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Applicable Agent may be rejected by the Applicable Agent, and the Applicable Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be in an amount that is at least equal to the Borrowing Minimum and an integral multiple equal to the Borrowing Multiple, and which may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

                  (c) The Applicable Agent shall promptly notify the relevant Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

                  (d) Subject only to the provisions of this paragraph, a Borrower may accept or reject any Competitive Bid. The relevant Borrower shall notify the Applicable Agent by telephone, confirmed by telecopy in a form approved by the Applicable Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, (i) in the case of a Eurocurrency Competitive Borrowing denominated in dollars, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, (ii) in the case of a Eurocurrency Competitive Borrowing denominated in a Foreign Currency, not later than 10:30 a.m., London time, three Business Days before the date of the proposed Competitive Borrowing, (iii) in the case of a Fixed Rate Borrowing denominated in dollars, not later than 10:30 a.m., New York City time, on the date of the proposed Competitive Borrowing and (iv) in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, not later than

10:30 a.m., London time, three Business Days before the date of the proposed Competitive Borrowing; provided that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and
(v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of at least the Borrowing Minimum and an integral multiple equal to the Borrowing Multiple; provided further that if a Competitive Loan must be in an amount less than the Borrowing Minimum because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 (or, in the case of an Alternate Currency Competitive Loan, the smallest amount of such Alternate Currency that (i) is an integral multiple of 1,000,000 units (or, in the case of Sterling, 500,000 units) of such currency and (ii) has a Dollar Equivalent in excess of $1,000,000), and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of the Borrowing Multiple in a manner determined by such Borrower. A notice given by any Borrower pursuant to this paragraph shall be irrevocable.

                  (e) The Applicable Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

                  (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the relevant Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

                  SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in
(i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the aggregate Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures exceeding the aggregate amount of the Lenders' Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

                  (b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan or to such other account as may be specified in the applicable Borrowing Request.

                  (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage on the date of such notice of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage on the date of such notice from the Administrative Agent of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Facility Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

                  SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan (other than a Revolving Alternate Currency Loan or a Special
Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) 12:00 noon, New York City time, in the case of a Loan denominated in dollars, (ii) 11:00 a.m., London time, in the case of a Revolving Designated Currency Loan or a Competitive Loan denominated in a Foreign Currency other than Yen, or (iii) 11:00 a.m., Tokyo time, in the case of a Loan denominated in Yen, in each case to the account of the Applicable Agent most recently designated by it for such purpose for Loans of such Class by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Applicable Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower (i) maintained with the Administrative Agent in New York City in the case of Loans denominated in dollars, (ii) maintained with the Applicable Agent in Tokyo in the case of Loans denominated in Yen, (iii) maintained with the Applicable Agent in London in the case of Revolving Designated Currency Loans or (iv) designated in the applicable Competitive Bid Request in the case of Alternate Currency Competitive Loans. Each Lender shall make each Revolving Alternate Currency Loan or Special Loan, as the case may be, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) by the time and to the account specified in the applicable Alternate Currency Supplement, in the case of a Revolving Alternate Currency Loan or (ii) by the time and to the account agreed upon by the applicable Borrower and Special Loan Lender, in the case of a Special Loan.

                  (b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (other than a Revolving Alternate Currency Borrowing or a Special Loan) that such Lender will not make available to the Applicable Agent such Lender's share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (x) the Federal Funds Effective Rate (in the case of a Borrowing in dollars) and (y) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender's Loan included in such Borrowing and the Applicable Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Applicable Agent pursuant to this paragraph.

                  SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to (i) Competitive Borrowings or Swingline Borrowings, which may not be converted or continued or (ii) to Special Loans. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to
(i) change the currency of any Borrowing or (ii) convert any Foreign Currency Borrowing to an ABR Borrowing.

                  (b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time and at the office at which a Borrowing Request would be required to be delivered under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and
(iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a Local Rate
         Borrowing; and

                  (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d)  Promptly   following  receipt  of  an  Interest  Election
Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall become due and payable on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Applicable Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Dollar Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Dollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                  SECTION 2.08. Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, the Facility Commitments, the Designated Currency Commitments, the Yen Commitments and the Alternate Currency Commitments shall terminate on the Maturity Date (or, in the case of any Alternate Currency Commitment, on any earlier date specified in the applicable Alternate Currency Supplement).

                  (b) The Company may at any time terminate, or from time to time reduce, the Facility Commitments, the Designated Currency Commitments, the Yen Commitments or the Alternate

Currency Commitments; provided that (i) each reduction of the Facility Commitments, the Designated Currency Commitments, the Yen Commitments or the Alternate Currency Commitments in any Alternate Currency shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Facility Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures would exceed the aggregate amount of the Lenders' Facility Commitments.

                  (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Facility Commitments, the Designated Currency Commitments, the Yen Commitments or any Alternate Currency Commitments under paragraph (b) of this Section at least one Business Day (or, to the extent a concurrent prepayment of Loans is required in accordance with Section 2.10, upon the minimum advance notice required in connection with such prepayment under such Section) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Facility Commitments, the Designated Currency Commitments, the Yen Commitments or any Alternate Currency Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Facility Commitments, the Designated Currency Commitments, the Yen Commitments or any Alternate Currency Commitments shall be permanent. Each reduction of the Facility Commitments, the Designated Currency Commitments, the Yen Commitments or the Alternate Currency Commitments in any Alternate Currency shall be made ratably among the Lenders, the Designated Currency Lenders, the Yen Lenders or the applicable Alternate Currency Lenders, as the case may be, in accordance with their respective Facility Commitments, Designated Currency Commitments, Yen Commitments or relevant Alternate Currency Commitments, as applicable.

                  (d) The Company may at any time and from time to time prior to the Maturity Date, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that (i) the total Facility Commitments be increased to an amount not in excess of $300,000,000,
(ii) the Designated Currency Commitments be increased to an amount not in excess of $100,000,000 and/or (iii) the Yen Commitments be increased to an amount not in excess of $100,000,000. Each such notice shall set forth the amount of the requested increase in the total Facility Commitments, total Designated Currency Commitments or total Yen Commitments, as the case may be, and the date (the "Proposed Effective Date") on which such increase is requested to become effective (which shall be not less than 30 days after the date of such notice), and shall offer each Lender, Designated Currency Lender or Yen Lender, as the case may be, the opportunity to increase its (i) Facility Commitment by its Facility Commitment Percentage of the proposed increase in the amount of the total Facility Commitments, (ii) Designated Currency Commitment by its Designated Currency Commitment Percentage of the proposed increase in the amount of the total Designated Curreny Commitments or (iii) Yen Commitment by its Yen Commitment Percentage of the proposed increase in the amount of the total Yen Commitments. Each Lender, Designated Currency Lender or Yen Lender, as the case may be, shall, by notice to the Company and the Administrative Agent given not less than 15 days prior to the Proposed Effective Date, either agree to increase its Facility Commitment, Designated Currency Commitment or Yen Commitment, as the case may be, by all or a portion of the offered amount (each
(i) Lender so agreeing to an increase in its Facility Commitment being an "Increasing Facility Lender", (ii) Designated Currency Lender so agreeing to an increase in its Designated Currency Commitment being an "Increasing Designated Currency Lender" and (iii) Yen Lender so agreeing to an increase in its Yen Commitment being an "Increasing Yen Lender", and the Increasing Facility Lenders, Increasing Designated Currency Lenders or Increasing Yen Lenders being collectively referred to herein as "Increasing Lenders") or decline to increase its Facility Commitment, Designated Currency Commitment or Yen Commitment, as the case may be (and any Lender, Designated Currency Lender or Yen Lender, as the case may be, that does not deliver such a notice within such period shall be deemed to have declined to increase its Facility Commitment, Designated Currency Commitment or Yen Commitment, as the case may be) (each Lender, Designated Currency Lender or Yen Lender, as the case may be, so declining or deemed to have declined being a "Non- Increasing Facility Lender", "Non-Increasing Designated Currency Lender" or "Non-Increasing Yen Lender", as the case may be, and the Non-Increasing Facility Lenders, Non-Increasing Designated Currency Lenders and Non-Increasing Yen Lenders being collectively referred to herein as "Non-Increasing Lenders"). In the event that, on the 15th day prior to the Proposed Effective Date, the Lenders, Designated Currency Lenders or Yen Lenders, as the case may be, shall have agreed pursuant to the preceding sentence to increase their Facility Commitments, Designated Currency Commitments or Yen Commitments, as the case may be, by an aggregate amount less than the increase in the total Facility Commitments, Designated Currency Commitments or Yen Commitments, as the case may be, requested by the Company, the Company may arrange for one or more banks or other financial institutions (any such bank or other financial institution referred to in this paragraph being called (i) in the case of an increase in the Facility Commitments, an "Augmenting Facility Lender", (ii) in the case of an increase in the Designated Currency Commitments, an "Augmenting Designated Currency Lender" and (iii) in the case of an increase in the Yen Commitments, an "Augmenting Yen Lender", and the Augmenting Facility Lenders, Augmenting Designated Currency Lenders and Augmenting Yen Lenders being collectively referred to herein as the "Augmenting Lenders"), which may include any Lender, to extend Facility Commitments, Designated Currency Commitments or Yen Commitments, as the case may be, or increase their existing Facility Commitments, Designated Currency

Commitments or Yen Commitments, as the case may be, in an aggregate amount equal to the unsubscribed amount for such Class of Commitment, provided that (i) no Person shall become an Augmenting Designated Currency Lender or Augmenting Yen Lender hereunder unless it shall have a Facility Commitment hereunder, (ii) each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Company and the Administrative Agent (which approvals shall not be unreasonably withheld), (iii) no Lender (whether an Augmenting Lender or an Increasing Lender), after giving effect to any increase in its Facility
Commitment hereunder, shall have a Designated Currency Commitment or Yen Commitment in excess of its Facility Commitment, (iv) the Facility Commitment of any Increasing Designated Currency Lender, Increasing Yen Lender, Augmenting Designated Currency Lender or Augmenting Yen Lender may, subject to clause (ii) above, be increased, if necessary, to an amount equal to its new Designated Currency Commitment or Yen Commitment, as the case may be, by agreement between such Lender and the Company, and the aggregate Facility Commitments shall be increased (but not above $300,000,000) such that the Facility Commitment of each such Lender is equal to the greater of the Designated Currency Commitment of such Lender and the Yen Commitment of such Lender and (v) the Company and each applicable Increasing Designated Currency Lender, Increasing Yen Lender, Augmenting Designated Currency Lender or Augmenting Yen Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Facility Commitment, Designated Currency Commitment or Yen Commitment, as the case may be, and its status as a Lender, Designated Currency Lender or Yen Lender. Increases and new Commitments created pursuant to this clause shall become effective on the Proposed Effective Date (or such later date as shall be agreed by the Company, the Administrative Agent and the relevant Lender) and the Administrative Agent shall notify each affected Lender thereof (each such notice, an "Increase Notice"). Notwithstanding the foregoing, no increase in the total Facility Commitments, Designated Currency Commitments or Yen Commitments, as the case may be, (or in the Facility Commitment, Designated Currency Commitment or Yen Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) and (b) of Section
4.02 shall be satisfied (with all references in such paragraphs to a Credit Event being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.01 as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase.

                  (e) On the effective date (a "Facility Increase Effective Date") of any increase in the total Facility Commitments pursuant to paragraph
(d) above, including any such increase pursuant to clause (iv) of the proviso in such paragraph (d) (each a "Facility Commitment Increase"), (i) the aggregate principal amount of the Revolving Dollar Loans outstanding (the "Initial Facility Loans") immediately prior to giving effect to such Facility Commitment Increase on the related Facility Increase Effective Date shall be deemed to be paid, (ii) each Increasing Facility Lender and each Augmenting Facility Lender that shall have been a Lender prior to such Facility Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between
(A) the product of (I) such Lender's Applicable Percentage (calculated after giving effect to such Facility Commitment Increase, the deemed payment of the Initial Facility Loans and any concurrent Designated Currency Commitment Increase and/or Yen Commitment Increase, but prior to the making of the related Subsequent Facility Borrowings) multiplied by (ii) the amount of the related
Subsequent  Facility  Borrowings  and  (B)  the  product  of (I)  such  Lender's
Applicable Percentage (calculated without giving effect to such Facility Commitment Increase, the deemed payment of the Initial Facility Loans, the making of the related Subsequent Facility Borrowings and any concurrent Designated Currency Commitment Increase and/or Yen Commitment Increase) multiplied by (II) the amount of such Initial Facility Loans, (iii) each Augmenting Facility Lender that shall not have been a Lender prior to such Facility Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to the product of (a) such Augmenting Facility Lender's
Applicable Percentage (calculated after giving effect to such Facility Commitment Increase, the deemed payment of the Initial Facility Loans and any concurrent Designated Currency Commitment Increase and/or Yen Commitment Increase, but prior to the making of the related Subsequent Facility Borrowings) multiplied by (b) the amount of the related Subsequent Facility Borrowings, and
(iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Non-Increasing Facility Lender the portion of such funds that is equal to the difference between (A) the product of (I) such Non-Increasing Facility Lender's Applicable Percentage (calculated without giving effect to such Facility Commitment Increase, the deemed payment of the Initial Facility Loans, the making of the related Subsequent Facility Borrowings and any concurrent Designated Currency Commitment Increase and/or Yen Commitment Increase) multiplied by (II) the amount of such Initial Facility Loans, and (B) the product of (I) such Non-Increasing Facility Lender's Applicable Percentage (calculated after giving effect to such Facility Commitment Increase, the deemed payment of the Initial Facility Loans, and any concurrent Designated Currency Commitment Increase and/or Yen Commitment Increase, but prior to the making of the related Subsequent Facility Borrowings) multiplied by (II) the amount of the related
Subsequent Facility Borrowings, (v) after the effectiveness of such Facility Commitment Increase, the Borrowers shall be deemed to have made new Revolving Dollar Borrowings (the "Subsequent Facility Borrowings") pursuant to Section
2.02 in an aggregate principal amount equal to the aggregate principal amount of such Initial Facility Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with

Section 2.03, (vi) each Non-Increasing Facility Lender, each Increasing Facility Lender and each Augmenting Facility Lender shall be deemed to hold its Applicable Percentage of each related Subsequent Facility Borrowing (calculated after giving effect to such Facility Commitment Increase, the deemed payment of the Initial Facility Loans and any concurrent Designated Currency Increase and/or Yen Commitment Increase, but prior to the making of the related
Subsequent Facility Borrowings) and (vii) the Borrowers shall pay each Increasing Facility Lender and each Non- Increasing Facility Lender any and all accrued but unpaid interest on such Initial Facility Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of
Section 2.14 if the relevant Facility Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

                  (f) On the effective date (a "Designated Currency Increase Effective Date") of any increase in the total Designated Currency Commitments pursuant to paragraph (d) above (each a "Designated Currency Commitment
Increase"), (i) the aggregate principal amount of the Revolving Designated Currency Loans outstanding (the "Initial Designated Currency Loans") immediately prior to giving effect to such Designated Currency Commitment Increase on the related Designated Currency Increase Effective Date shall be deemed to be paid,
(ii) each Increasing Designated Currency Lender and each Augmenting Designated Currency Lender that shall have been a Lender prior to such Designated Currency Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (I) such Lender's
Designated Currency Commitment Percentage (calculated after giving effect to such Designated Currency Commitment Increase) multiplied by (II) the amount of the related Subsequent Designated Currency Borrowings and (B) the product of (I) such Lender's Designated Currency Commitment Percentage (calculated without giving effect to such Designated Currency Commitment Increase) multiplied by
(II) the amount of such Initial Designated Currency Loans, (iii) each Augmenting Designated Currency Lender that shall not have been a Lender prior to such
Designated Currency Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to the product of (a) such Augmenting Designated Currency Lender's Designated Currency Commitment Percentage (calculated after giving effect to such Designated Currency Commitment Increase) multiplied by (b) the amount of the related Subsequent Designated Currency Borrowings, and (iv) after the Administrative Agent receives the funds specified in clauses (ii) and
(iii)  above,  the  Administrative   Agent  shall  pay  to  each  Non-Increasing
Designated Currency Lender the portion of such funds that is equal to the difference between (A) the product of (I) such Non-Increasing Designated Currency Lender's Designated Commitment Percentage (calculated without giving effect to such Designated Currency Commitment Increase) multiplied by (II) the amount of such Initial Designated Currency Loans, and (B) the product of (I) such Non- Increasing Designated Currency Lender's Designated Currency Commitment Percentage (calculated after giving effect to such

Designated Currency Commitment Increase) multiplied by (II) the amount of the related Subsequent Designated Currency Borrowings, (v) after the effectiveness of such Designated Currency Commitment Increase, the Borrowers shall be deemed to have made new Revolving Designated Currency Borrowings (the "Subsequent Designated Currency Borrowings") in an aggregate principal amount equal to the aggregate principal amount of such Initial Designated Currency Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Non-Increasing Designated Currency Lender, each Increasing Designated Currency Lender and each Augmenting Designated Currency Lender shall be deemed to hold its Designated Currency Commitment Percentage of each related Subsequent Designated Currency Borrowing (calculated after giving effect to such Designated Currency Commitment Increase) and (vii) the Borrowers shall pay each Increasing Designated Currency Lender and each Non-Increasing Designated Currency Lender any and all accrued but unpaid interest on such Initial Designated Currency Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.14 if a Designated Currency Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

                  (g) On the effective date (a "Yen Increase Effective Date") of any increase in the total Yen Commitments pursuant to paragraph (d) above (each a "Yen Commitment Increase"), (i) the aggregate principal amount of the Revolving Yen Loans outstanding (the "Initial Yen Loans") immediately prior to giving effect to such Yen Commitment Increase on the related Yen Increase Effective Date shall be deemed to be paid, (ii) each Increasing Yen Lender and each Augmenting Yen Lender that shall have been a Lender prior to such Yen Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (I) such Lender's Yen Commitment Percentage (calculated after giving effect to such Yen Commitment Increase) multiplied by (II) the amount of the related Subsequent Yen Borrowings and (B) the product of (I) such Lender's Yen Commitment Percentage (calculated without giving effect to such Yen Commitment Increase) multiplied by (II) the amount of the Initial Yen Loans, (iii) each Augmenting Yen Lender that shall not have been a Lender prior to such Yen Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to the product of (a) such Augmenting Yen Lender's Yen Commitment Percentage (calculated after giving effect to such Yen Commitment Increase) multiplied by (b) the amount of the related Subsequent Yen Borrowings, and (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Non-Increasing Yen Lender the portion of such funds that is equal to the difference between (A) the product of (I) such Non-Increasing Yen Lender's Yen Commitment Percentage (calculated without giving effect to such Yen Commitment Increase) multiplied by (II) the amount of such Initial Yen
Loans, and (B) the product of (I) such Non-Increasing Yen Lender's Yen Commitment Percentage (calculated after giving effect to such Yen Commitment Increase) multiplied by (II) the amount of the related Subsequent Yen Borrowings, (v) after the effectiveness of such Yen Commitment Increase, the Borrowers shall be deemed to have made new Borrowings (the "Subsequent Yen Borrowings") in an aggregate principal amount equal to the aggregate principal amount of such Initial Yen Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Non-Increasing Yen Lender, each Increasing Yen Lender and each Augmenting Yen Lender shall be deemed to hold its Yen Commitment Percentage of each related Subsequent Yen Borrowing (calculated after giving effect to such Yen Commitment Increase) and
(vii) the Borrowers shall pay each Increasing Yen Lender and each Non-Increasing Yen Lender any and all accrued but unpaid interest on such Initial Yen Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.14 if the related Yen Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

                  (h) The Alternate Currency Commitments in any Alternate Currency may be increased at any time and from time to time to an amount not in excess in $100,000,000, and the Company may arrange for one or more banks or other financial institutions that have not theretofore been Lenders to become parties to this Agreement and each applicable Alternate Currency Supplement and to extend Alternate Currency Commitments, by agreement among the Company, the Alternate Currency Lenders having Alternate Currency Commitments in such
Alternate Currency and any such additional bank or financial institution, provided that (i) any such increase in the Alternate Currency Commitments in any Alternate Currency shall require the consent of all the Alternate Currency Lenders having Alternate Currency Commitments in such Alternate Currency, (ii) no Person shall extend any Alternate Currency Commitment unless it shall have a Facility Commitment hereunder, (ii) a Facility Commitment of up to $5,000,000 may, subject to clause (iv) below, be established for any such Person by agreement between such Person and the Company and the aggregate Facility Commitments shall be increased (but not above $300,000,000) by the amount of such Facility Commitment, (iv) each Person extending an Alternate Currency Commitment, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), and (v) the Company and such Person shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Facility Commitment and its status as a Lender. In the event any new Facility Commitment shall be extended as contemplated by the preceding sentence, the provisions of paragraph (e) above shall apply as if the new Lender were an Augmenting Facility Lender.

                  SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan (other than Revolving Alternate Currency Loans) of such Lender made to such

Borrower on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan of such Lender made to such Borrower on the last day of the Interest Period applicable to such Loan, (iii) to each Alternate Currency Lender the then unpaid principal amount of each Revolving Alternate Currency Loan of such Lender made to such Borrower on the Maturity Date (or on any earlier date specified in the applicable Alternate Currency Supplement), (iv) to each Special Loan Lender the principal amount of each Special Loan of such Lender made to such Borrower on the date or dates agreed by the applicable Borrower and such Special Loan Lender and (vi) to the Swingline Lender the then unpaid principal amount of each Swingline Loan of such Borrower on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after the day such Swingline Loan is made; provided that on each date that a Revolving Borrowing in dollars is made by a Borrower, such Borrower shall repay all Swingline Loans of such Borrower then outstanding.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type (and, in the case of a Foreign Currency Loan, the currency) thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  SECTION 2.10. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section; provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

                  (b) If, (i) on the last day of any Interest Period for any Eurocurrency Borrowing or Fixed Rate Borrowing or (ii) on any Interest Payment Date for any Local Rate Borrowing that is a fixed rate Borrowing or ABR Borrowing, (A) the Revolving Credit Exposure of any Lender exceeds its Facility Commitment or (B) the aggregate amount of the Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures exceeds the aggregate amount of the Lenders' Facility Commitments, the relevant Borrower shall, on such day, prepay Revolving Loans in an amount equal to the lesser of (i) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (ii) the amount of such Borrowing. If, on any Reset Date, the aggregate amount of the Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures exceeds 105% of the aggregate amount of the Lenders' Facility Commitments, then the Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings or Swingline Borrowings in an aggregate principal amount equal to the excess, if any, of the aggregate amount of the Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures (as of such Reset Date and after giving effect to any other prepayment of Loans on such day) over the aggregate amount of the Lenders' Facility Commitments (as of the date of such prepayment).

                  (c) If, (i) on the last day of any Interest Period for any Eurocurrency Foreign Currency Borrowing or Fixed Rate Foreign Currency Borrowing or (ii) on any Interest Payment Date for any Local Rate Borrowing, the aggregate amount of the Dollar Equivalents of the principal amounts of outstanding Foreign Currency Loans exceeds the Foreign Currency Sublimit, the relevant Borrower shall, on such day, prepay such Borrowing in an amount equal to the lesser of
(i) such excess (after giving effect to any other prepayment of Loans on such day) and (ii) the amount of such Borrowing.

                  (d) The relevant Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Dollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment,
(ii) in the case of prepayment of a Eurocurrency Designated Currency Borrowing, not later than 11:00 a.m., London time, three Business Days before the date of prepayment, (iii) in the case of prepayment of a Eurocurrency Yen Borrowing, not later than 11:00 a.m., Tokyo Time, three Business

Days before the date of prepayment, (iv) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, (v) in the case of a Revolving Alternate Currency Borrowing, in accordance with the procedures set forth in the applicable Alternate Currency Supplement, or (vi) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Facility Commitments, the Designated Currency Commitments, the Yen Commitments or the Alternate Currency Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

                  (e)  In  satisfaction  of  any  prepayment   obligation  under
paragraph (b) or (c) of this Section, in each case with respect to any Eurocurrency Borrowing, Fixed Rate Borrowing or Local Rate Borrowing that is a fixed rate Borrowing, the relevant Borrower may deposit in the Prepayment Account (as defined below) cash (in the currencies of the Loans to be prepaid) in an aggregate amount sufficient to satisfy such prepayment obligation. The Administrative Agent shall deposit such amount in the Prepayment Account and shall apply such amount to prepay each Loan against which such cash is being held, on the last day of the Interest Period applicable thereto (or, at the direction of the Company, on any earlier date). For purposes of this Agreement, the term "Prepayment Account" shall mean an account or accounts established by the Company with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (e). The Administrative Agent will, at the request of the Company from time to time, invest cash in the Prepayment Account in Permitted Investments that mature on or prior to the required date of prepayment of the Loans against which such cash is being held; provided, however, that the Administrative Agent shall not be required to make any investment (i) that would cause it to be in, or would result in any, violation of any law, statute, rule or regulation or (ii) if a Default or Event of Default shall have occurred and be continuing. The Company shall indemnify the Administrative Agent for any losses relating to the investments so that the cash in the Prepayment Account will be sufficient to prepay each Loan against which such cash is being held, on the required date of prepayment thereof. The Prepayment Account shall not bear interest other than any interest or profits on such investments, which shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the obligations hereunder. The Company hereby grants to the Administrative Agent, for its benefit and the benefit of the Lenders, a security interest in the Prepayment Account to secure the obligations hereunder. At any time when no Event of Default has occurred and is continuing, to the extent the balance in the Prepayment Account exceeds the principal amount of the outstanding Loans against which such balance in the Prepayment Account is required to be held, the Administrative Agent shall release such excess in the Prepayment Account to the Company.

                  SECTION 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (a "Facility Fee"), which shall accrue at the Applicable Rate on the daily amount of the Facility Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Facility Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure or Competitive Loan Exposure after its Facility Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure or Competitive Loan Exposure from and including the date on which its Facility Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure or Competitive Loan Exposure. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Facility Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Facility Commitments terminate in full shall be payable on demand.

                  (b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (an "LC Participation Fee") with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Facility Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (the "LC Fronting Fee"), which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Facility Commitments and the date on which there ceases to be any LC Exposure, as well as such

Issuing Bank's fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed upon by the Company and such Issuing Bank in the applicable Issuing Bank Agreement. LC Participation Fees and LC Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Facility Commitments terminate and any such fees accruing after the date on which the Facility Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

                  (c) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (the "AC Participation Fee") which shall accrue at the Applicable Rate on such Lender's Applicable Percentage of the aggregate amount of the Dollar Equivalents of the daily amounts of outstanding Revolving Alternate Currency Loans, and (ii) to the Administrative Agent for the account of each Alternate Currency Lender a fronting fee (an "AC Fronting Fee") which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Alternate Currency Lender and set forth in the applicable Alternate Currency Supplement on the aggregate amount of the Dollar Equivalents of the daily amounts of the outstanding Revolving Alternate Currency Loans of such Alternate Currency Lender. AC Participation Fees and AC Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Facility Commitments terminate and any such fees accruing after the date on which the Facility Commitments terminate shall be payable on demand. AC Participation Fees shall be payable in dollars and AC Fronting Fees shall be payable in the applicable Alternate Currency.

                  (d) The Company agrees to pay to the Administrative Agent, for its own account, fees in the amounts and payable at the times separately agreed upon between the Company and the Administrative Agent.

                  (e) All fees payable hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Except as otherwise provided above, all fees payable under paragraphs (a) through (d) above shall be paid in dollars (or, in the case of AC Fronting Fees, in the applicable Alternate Currency) on the dates due, in immediately available funds, to the Administrative Agent for distribution (i) in the case of Facility Fees, LC Participation Fees and AC Participation Fees, to the Lenders, (ii) in the case of LC Fronting Fees, to the applicable Issuing Banks and (iii) in the case of AC Fronting

Fees, to the applicable Alternate Currency Lenders. Fees paid shall not be refundable under any circumstances.

                  SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate.

                  (b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Eurocurrency Revolving Loan, at a rate per annum equal to the LIBO Rate for the Interest Period in effect for and the currency of such Borrowing plus, in the case of Loans other than Revolving Alternate Currency Loans, the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Loan, at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

                  (c) Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

                  (d) The Loans comprising each Local Rate Borrowing shall bear interest at a rate per annum equal to the applicable Local Rate plus the Applicable Rate.

                  (e) Each Special Loan shall bear interest at a rate per annum agreed upon between the applicable Borrower and Lender.

                  (f) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable (or most recently applicable) to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

                  (g) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period for the Facility Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Facility Commitments.

                  (h) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate

Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (ii) interest on any Loan denominated in Sterling shall be computed on the basis of a year of 365 days and (iii) interest computed by reference to a Local Rate shall be computed in accordance with the applicable Alternate Currency Supplement, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be presumed correct absent manifest error. The applicable Local Rate on Revolving Alternate Currency Loans shall be determined by the applicable Alternate Currency Lender, and such determination shall be presumed correct absent manifest error.

                  SECTION 2.13. Alternate Rate of Interest. If, with respect to a Eurocurrency Borrowing or Foreign Currency Borrowing:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or any other rate to be used in determining the interest rate applicable to the Loans comprising such Foreign Currency Borrowing; or

                  (b)  the  Administrative  Agent  is  advised  by the  Required
Lenders (or, (i) in the case of a Eurocurrency Competitive Loan, the Lender that is required to make such Loan or (ii) in the case of a Revolving Designated Currency Loan, Revolving Yen Loan or Revolving Alternate Currency Loan, as the case may be, Designated Currency Lenders, Yen Lenders or Alternate Currency Lenders, as applicable, having Designated Currency Commitments, Yen Commitments or Alternate Currency Commitments in the relevant currency, as applicable, representing at least 51% of the Designated Currency Commitments, Yen Commitments or Alternate Currency Commitments in such currency, as applicable, at such time) that the rates at which such deposits in the applicable currency are being offered will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing; or

                  (c) in the case of a Foreign Currency Borrowing, the Administrative Agent determines (which determination shall be presumed correct absent manifest error) that deposits in the applicable currency are not generally available, or cannot be obtained by the Foreign Currency Lenders, in the applicable market;

then the Administrative Agent shall give notice thereof to the Company and the Lenders or the applicable Foreign Currency Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders or the applicable Foreign Currency Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing so requested to be continued shall, at the option of the Company, be repaid on the last day of the then current Interest Period with respect thereto or be converted to an ABR Borrowing denominated in dollars at the Exchange Rate determined by the Administrative Agent in accordance with this Agreement on the last day of the then current Interest Period with respect thereto, (ii) if any Borrowing Request requests a Eurocurrency Revolving Dollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by any Borrower for a Eurocurrency Competitive Borrowing or a Foreign Currency Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests for Eurocurrency Competitive Borrowings may be made to Lenders that are not affected thereby (and any pending requests for Eurocurrency Competitive Borrowings shall remain effective as to such Lenders) and, if the circumstances giving rise to such notice do not affect all applicable currencies, then requests for Foreign Currency Borrowings may be made in the currencies that are not affected thereby.

                  SECTION 2.14.  Increased Costs; Illegality

                  (a) If any Governmental Authority of the jurisdiction of any currency (or any other jurisdiction in which the funding operations of any Lender shall be conducted with respect to such currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such currency, or by reference to which interest rates applicable to Loans in such currency are determined, and the result of such requirement shall be to increase the cost to such Lender of making or maintaining any Loan in such currency by an amount deemed by such Lender to be material, and such Lender shall deliver to the Company a notice requesting compensation under this paragraph and setting forth the applicable Statutory Reserve Rate, then the Company will pay or cause the applicable Borrower to pay to such Lender on each Interest Payment Date with respect to each affected Loan an amount that will compensate such Lender for such additional cost.

                  (b) If any Change in Law shall impose on any Lender or any Issuing Bank or the London interbank market (or any other market in which the funding operations of such Lender shall be conducted with respect to any currency) any condition affecting this Agreement or Eurocurrency Loans, Fixed Rate Competitive Loans or Local Rate Loans made by such Lender or Letters of Credit (other than any reserve, liquid asset or similar requirement referred to in paragraph (a) above), and the result thereof shall be to increase the cost to such Lender of making or maintaining any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder in respect thereof by an amount deemed by such Lender or such Issuing Bank, as the case may be, to be material, then the Company will pay or cause the applicable Borrower to pay to such Lender or such

Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

                  (c) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender or the Letters of Credit issued by such Issuing Bank to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered.

                  (d) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

                  (f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan or Special Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced or be otherwise known to it prior to submission of the Competitive Bid pursuant to which such Competitive Loan was made or prior to its agreement to make such Special Loan, as the case may be.

                  (g) Notwithstanding any other provision of this Agreement, if, after the date hereof, (i) any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or Foreign Currency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or Foreign Currency Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.14) or currency exchange rates which would make it impracticable for the Foreign Currency Lenders holding a majority in interest of the outstanding Foreign Currency Loans denominated in the affected currency or the applicable Commitments to make or maintain Foreign Currency Loans denominated in such currency to, or for the account of, any Borrower, then, by written notice to the Company and to the Administrative Agent:

                  (A) such Lender or Lenders may declare that Eurocurrency Loans or Foreign Currency Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Lender or Lenders hereunder (or, in the case of Eurocurrency Loans, be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans (in the affected currency or currencies), whereupon any request for a Eurocurrency Borrowing or Foreign Currency Borrowing (in the affected currency or currencies) (or to convert an ABR Borrowing to a Eurocurrency Borrowing (in the affected currency or currencies) or to continue a Eurocurrency Borrowing (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, as to such Lender or Lenders only, be deemed a request for an ABR Loan or a Loan denominated in dollars, as the case may be (or a request to continue an ABR Loan as such or to convert a Eurocurrency Loan into an ABR Loan, as the case may be, on the last day of the then current Interest Period with respect thereto), unless such declaration shall be subsequently withdrawn; provided that upon any such request by any such Lender, the Company or the applicable Borrower may repay any Eurocurrency Loan on the last day of the then current Interest Period with respect thereto in lieu of converting any such Eurocurrency Loan into an ABR Loan; and

             (B) such Lender may require that all outstanding Eurocurrency Loans or Foreign Currency Loans (in the affected currency or currencies), made by it be converted to ABR Loans or Loans denominated in dollars, as the case may be (unless repaid by the Company or the applicable Borrower as described below), in which event all such Eurocurrency
         Loans or Foreign Currency Loans (in the affected currency or currencies) shall be converted to ABR Loans or Loans denominated in dollars, as the case may be, as of the effective date of such notice as provided in paragraph (h) below and at the Exchange Rate on the date of such conversion or, at the option of the Company or the applicable Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

If any Lender shall become aware of any circumstances described in this paragraph (g), such Lender shall give 10 Business Days' advance notice of any action such Lender intends to take pursuant to (A) or (B) above to the extent practicable.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans or Foreign Currency Loans that would have been made by such Lender or the converted Eurocurrency Loans or Foreign Currency Loans of such Lender shall instead be applied to repay the ABR Loans or Loans denominated in dollars, as the case may be, made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans or Loans denominated in dollars, as the case may be.

                  (h) For purposes of this Section 2.14, a notice to the Company by any Lender shall be effective as to each Eurocurrency Loan or Foreign Currency Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Company.

                  SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan, Fixed Rate Loan or Local Rate Loan bearing interest at a fixed rate for the applicable Interest Period other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the conversion of any Foreign Currency Loan to a dollar denominated Loan pursuant to any Section of this Agreement, (d) the failure to borrow, convert, continue or prepay any Eurocurrency Loan, Fixed Rate Loan or Local Rate Loan bearing interest at a fixed rate on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revoked under Section 2.10(d) and is revoked in accordance herewith), (e) the failure to borrow any Eurocurrency Competitive Loan after accepting the Competitive Bid to make such Loan, or (f) the assignment of any Eurocurrency Loan, Fixed Rate Loan or Local Rate Loan bearing interest at a fixed rate other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event (and in the case of any conversion of Foreign Currency Loans to dollar Loans, such loss, cost or expense shall also include any loss, cost or expense sustained by a Foreign Currency Lender as a result of such conversion). In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be equal, except as otherwise provided in the final parenthetical in the preceding sentence, to an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan (and in the same currency as such Loan) for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the same currency from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  SECTION 2.16. Taxes. (a) Any and all payments by or an account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) The relevant  Borrower shall indemnify the  Administrative
Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any
Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) At the request of the Company, any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of the Relevant Jurisdiction or any treaty to which the Relevant Jurisdiction is a party shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.

                  (f) If the Company and a Lender or an Issuing Bank (or, in the case of a payment to the Administrative Agent, the Administrative Agent) (each, a "Payee") agree that an Indemnified Tax paid by a Borrower under paragraph (a) or (c) above with respect to payments by such Borrower to such Payee should more likely than not be refunded by the relevant Governmental Authority under applicable law, such Payee shall, at the request of the Company and at the Company's expense, take such steps as are necessary or appropriate to obtain a refund of such Indemnified Tax. If any Payee receives a refund of any Indemnified Tax paid by any Borrower under paragraph (a) or (c) above (including, without limitation, a refund received pursuant to the preceding sentence), the amount of such refund (together with any interest received from the Governmental Authority thereon) shall be paid to such Borrower.

                  SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Except as set forth with respect to payments of principal of or interest on Foreign Currency Loans in Schedule 2.17 or in any Alternate Currency Supplement or as agreed by the applicable Borrowers and Special Loan Lenders with respect to Special Loans, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or under Section 2.14, 2.15 or 2.16, or otherwise) from a Payment Location in the United States prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time (or any other applicable time set forth with respect to Foreign Currency Loans in Schedule 2.17 or in any Alternate Currency Supplement or agreed by the applicable Borrowers and Special Loan Lenders with respect to Special Loans) on any date may, in the discretion of the Applicable Agent (or, in the case of a Competitive Loan, the applicable Lender), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the case of amounts due in dollars, to the Applicable Agent at its offices at 270 Park Avenue, New York, New York, (ii) in the case of amounts due in Yen, to the Applicable Agent at its offices at Akasaka Park Building, 2-20 Akasaka 5-chome, Minato-ku Tokyo 107, Japan and (iii) in the case of amounts due in any Foreign Currency other than Yen, to the Applicable Agent at its offices at Trinity Tower, 9 Thomas More Street, London, England E19YT, or at such other office as shall be specified for such currency by the Applicable Agent or in any applicable Alternate Currency Supplement), except that payments to be made directly to an Issuing Bank, the Swingline Lender or an Alternate Currency Lender as expressly provided herein, payments to the Special Loan Lenders in respect of Special Loans and payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding
Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension at the same rate then in effect with respect thereto. All payments hereunder (whether of principal, interest or otherwise) shall be made in the applicable currency specified elsewhere herein or, if no currency is specified, in dollars.

                  (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                  (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, or any of its participations in LC Disbursements, Swingline Loans or Alternate Currency Loans in any currency, resulting in such Lender obtaining a proportionately greater reduction of its Revolving Credit Exposure than the reduction obtained by any other Lender, then the Lender obtaining such greater reduction shall purchase (for cash at face value) participations in the Revolving Loans or participations in LC Disbursements, Swingline Loans or Alternate Currency Loans, as the case may be, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their Revolving Credit Exposures; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

                  (d) Unless the Administrative Agent shall have received notice from the Company or the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) in the case of a Borrowing in dollars, at the Federal Funds Effective Rate and (ii) in the case of a Borrowing in a currency, at the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount.

                  (e) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations hereunder until all such unsatisfied obligations are fully paid.

                  SECTION 2.18. Mitigation Obligations;  Replacement of Lenders.
(a) If any Lender requests compensation or delivers a notice under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be economically disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender requests compensation or delivers a notice under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans or Special Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not a Lender, the Company shall have received the prior written consent of the Administrative Agent (and, if a Facility Commitment is being assigned, each Issuing Bank, the Swingline Lender and each Alternate Currency Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans and Special Loans) and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and
(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

                  SECTION 2.19. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may, at any time and from time to time during the Availability Period with respect to the Facility Commitments, request the issuance for its own account (or the amendment, renewal or extension) of Letters of Credit denominated in dollars or in LC Currencies, in form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding any language in a letter of credit application or other agreement, no Lien shall be granted by the Company or any Subsidiary pursuant to such application or agreement.

                  (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit
(or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a letter of credit application on the applicable Issuing Bank's standard form requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) no Lender's Revolving Credit Exposure shall exceed its Facility Commitment and (iii) the aggregate amount of the Lenders' Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures shall not exceed the aggregate amount of the Lenders' Facility Commitments.

                  (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date one year after the date of such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that subject to the foregoing, any Letter of Credit may, at the request of the applicant, be automatically renewed on each anniversary of the issuance thereof for an additional period of one year (but not beyond the Maturity Date) unless the applicable Issuing Bank shall give at least ninety days prior written notice to the Company and (unless otherwise agreed to by the applicant) not more than fifteen days prior written notice to the beneficiary of such Letter of Credit that such Letter of Credit will not be renewed, in which case such Letter of Credit may, at the option of the applicant, provide that the beneficiary of the Letter of Credit will be entitled to draw on such Letter of Credit at any time during the fifteen days prior to the expiration thereof.

                  (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender's Applicable Percentage

(determined as of the date of the notice from the Administrative Agent referred to in paragraph (e) of this Section) of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section (converted to a dollar-denominated Obligation as contemplated in such paragraph (e)), or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Facility Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by it, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement shall have been made, not later than (i) in the case of an LC Disbursement denominated in dollars, 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (A) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (B) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt or (ii) in the case of an LC Disbursement denominated in an LC Currency, the time specified in
Schedule 2.19 with respect to such LC Currency. If the Company fails to make such payment when due then, upon notice from the applicable Issuing Bank to the Company and the Administrative Agent, the amount payable shall without further action be converted into an obligation denominated in dollars at the applicable Exchange Rate on the date of such conversion, as determined by the Administrative Agent in accordance with the terms hereof, and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in dollars its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section
2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the
Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

                  (f) Obligations Absolute. The Company's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever except as provided in the applicable Issuing Bank Agreement with the applicable Issuing Bank. The applicable Issuing Bank Agreement shall set forth the standards of care and exculpatory provisions applicable to an Issuing Bank in the performance of its duties.

                  (g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

                  (h) Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at (i) in the case of an LC Disbursement denominated in dollars, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in any LC Currency, the rate per annum specified for such LC Currency in Schedule 2.19 until such LC Disbursement shall have been converted into an obligation denominated in dollars as provided in paragraph (e) above, and thereafter the rate per annum then applicable to ABR Revolving Loans; provided that, at all times after the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.12(g) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

                  (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous and other Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                  (j) Cash Collateralization. If the Commitments shall be terminated or the maturity of the Loans accelerated pursuant to Article VII, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing at least 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of
Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

                  SECTION 2.20. Notice of Revolving Alternate Currency Loans and Special Loans. (a) The applicable Borrower and Alternate Currency Lender shall promptly notify the Applicable Agent of the date, principal amount, interest rate, Interest Period, if applicable, Interest Payment Dates and Alternate Currency of each Revolving Alternate Currency Loan made by such Alternate Currency Lender to such Borrower and (b) the date and amount of any repayment, including prepayment, of each such Revolving Alternate Currency Loan.

                  (b) The applicable Borrower and Lender of a Special Loan made pursuant to Section 2.02(b) shall promptly notify the Administrative Agent of
(i) the date, principal amount, interest rate, Interest Period, Interest Payment Dates and Alternate Currency of each Special Loan made by such Lender to such Borrower and (ii) the date and amount of any repayment, including prepayment or deemed prepayment, of each such Special Loan.


                              ARTICLE III

                     Representations and Warranties

               The Company represents and warrants to the Lenders that:

                  SECTION 3.01. Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  SECTION 3.02. Authorization; Enforceability. The Transactions are within the Company's (and, as applicable, each Borrowing Subsidiary's) corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, and each Borrowing Subsidiary Agreement with respect to any Borrowing Subsidiary (as to which a Borrowing Subsidiary Termination has not become effective) has been duly executed and delivered by the Company and such Borrowing Subsidiary and constitutes a legal, valid and binding obligation of the Borrowing Subsidiary thereunder, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such consents, approvals, registrations, filings and other actions the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, except for such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, except for such violations and defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries. Neither any party to the IJDA nor any Governmental Authority has claimed in writing that the IJDA is not valid or is not in full force or effect.

                  SECTION 3.04. Financial Condition; No Material Adverse Change.
(a) The Company has heretofore furnished to the Lenders its consolidated statement of financial position and consolidated statements of operations, shareholders' equity and cash flows as of and for the fiscal year ended December 31, 1997, reported on by Arthur Andersen LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

                  (b) The Company has heretofore furnished to the Lenders its projections (including income statements, balance sheets and cash flow projections of the Company and Subsidiaries for fiscal years 1998 through 2000, in each case included in the Confidential Information Memorandum dated March 1998 (the "Confidential Information Memorandum"). It is understood that the Company makes no representation or warranty concerning such projections with respect to the anticipated future performance of the Company, except that such projections were prepared in good faith by the Company, on the basis of assumptions believed by the management of the Company to be reasonable at the time.

                  (c) Since December 31, 1997, there has been no material adverse change in the business, assets, operations or financial condition, of the Company and its Subsidiaries, taken as a whole.

                  SECTION 3.05.  Properties.  (a)  Each of the Company
and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

                  (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any Borrowing Subsidiary Agreement or the Transactions.

                  (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

                  (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

                  SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                  SECTION 3.08.  Investment and Holding Company Status.
Neither the Company nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 3.09. Taxes. Each of the Company and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any Borrowing Subsidiary Agreement or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                  SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth as of the Effective Date a list of all Subsidiaries and Material Subsidiaries and the percentage ownership interest of the Company therein. As of the Effective Date, the shares of capital stock of such Subsidiaries will be fully paid and non-assessable and the shares and other ownership interests indicated by
Schedule 3.12 will be owned by the Company, directly or indirectly, free and clear of all Liens other than as permitted under Section 6.02.

                               ARTICLE IV

                               Conditions

                  SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

                  (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Ellenore O'Hanrahan, deputy general counsel of the Company, and Simpson Thacher & Bartlett, counsel for the Company, substantially in the form of Exhibit B-1 and B-2, respectively, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

                  (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

                  (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chairman, the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

                  (e) (i) The Existing Credit Agreement and all commitments thereunder to lend shall have been terminated and all amounts outstanding thereunder shall have been paid in full and (ii) the Administrative Agent shall have received evidence satisfactory in form and substance to it demonstrating such termination and payment; provided that, if agreed to by the Administrative Agent and the affected lenders under the Existing Credit Agreement, up to
(Y)2,940,00,000 of loans denominated in Yen outstanding under the Existing Credit Agreement may be treated as Special Loans under this Agreement with maturities at the ends of the interest periods applicable to such loans on the Effective Date.

                  (f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

                  (g) Dun & Bradstreet Corporation and Cognizant Corporation shall have executed a letter, satisfactory in form and substance to the Administrative Agent, confirming treatment of this Agreement as a "bona fide security or similar agreement" for purposes of Section 2.1(d) of the IJDA.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on April 30, 1998 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                  SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of an Issuing Bank to issue, amend, renew or extend any Letter of Credit (each such event being called a "Credit Event") is subject to the satisfaction of the following conditions:

                  (a) The representations and warranties of the Company set forth in this Agreement and, in the case of a Borrowing by a Borrowing Subsidiary, the representations and warranties of such Borrowing Subsidiary in its Borrowing Subsidiary Agreement shall be true and correct on and as of the date of such Credit Event except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on and as of such earlier date.

                  (b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Company and, if applicable, the relevant Borrowing Subsidiary on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                  SECTION 4.03. Each Borrowing Subsidiary Credit Event. The obligation of each Lender to make Loans hereunder to any Borrowing Subsidiary is subject to the satisfaction of the following conditions:

                  (a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of such Borrowing Subsidiary's Borrowing

Subsidiary Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page thereof) that such party has signed a counterpart of such Borrowing Subsidiary Agreement.

                  (b) The Administrative Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary (which counsel shall be reasonably acceptable to the Administrative Agent), substantially in the form of Exhibit C, and covering such other matters relating to such Borrowing Subsidiary or its Borrowing Subsidiary Agreement as the Required Lenders shall reasonably request.

                  (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions relating to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                              ARTICLE V

                         Affirmative Covenants

                  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

                  SECTION 5.01.  Financial Statements and Other
Information. The Company will furnish to the Administrative Agent (with a copy for each Lender):

                  (a) within 90 days after the end of each fiscal year of the Company, its audited consolidated statement of financial position and related statements of operations, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Arthur Andersen LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                  (b) within 45 days after the end of each of the first
three fiscal quarters of each fiscal year of the Company, its consolidated statements of financial position and related statements of operations, shareholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Finan cial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.08 and 6.09 and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in
Section 3.04 affecting the Company and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

                  (e) promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, and all material amendments to any of the foregoing; and

                  (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.

                  SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                  (a) the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; and

                  (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.

                  SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained, in the reasonable judgment of the Company, by companies engaged in the same or similar businesses operating in the same or similar locations; provided that any such insurance may be maintained through a program of self-insurance to the extent consistent with prudent business practice.

                  SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in accordance with GAAP (or, in the case of a foreign Subsidiary, generally accepted accounting principles in the jurisdiction of organization of such Foreign Subsidiary). The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, if a Default shall have occurred and be continuing, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                  SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes, including acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.


                             ARTICLE VI

                         Negative Covenants

                  Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

                  SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

                  (b)  Indebtedness created hereunder;

                  (c) Guarantees by the Company of any Indebtedness of any Subsidiary permitted hereunder;

                  (d) Guarantees by any Subsidiary of any Indebtedness of any other Subsidiary permitted hereunder;

                  (e) Indebtedness of the Company or any Subsidiary  incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

                  (f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $10,000,000 at any time outstanding;

                  (g) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided, that any Indebtedness permitted by this clause (c) shall be (i) evidenced by a promissory note or any other evidence of such Indebtedness (including entries in their books and records), which shall have been duly authorized by and constitute a legal, valid and binding obligation of the obligor, in accordance with its terms, and (ii) not subordinated to any Indebtedness of the obligor;

                  (h) Guarantees by the Company existing on the date hereof of loans and advances to officers of the Company in connection with stock purchases by such officers of shares of the Company in an aggregate principal amount not exceeding $1,600,000;

                  (i) Indebtedness of the Company (in addition to Indebtedness otherwise permitted hereunder) in an aggregate principal amount not exceeding $250,000,000 at any time outstanding; and

                  (j)   Indebtedness  of  the   Subsidiaries   (in  addition  to
Indebtedness otherwise permitted hereunder) in an aggregate principal amount not exceeding $100,000,000 at any time outstanding.

It is understood and agreed that no Event of Default shall be deemed to have occurred under this Section if, as a result of fluctuations in currency exchange rates, the Company and/or its Subsidiaries fails to be in compliance with the dollar limitations set forth in this Section; provided that there are no further creations, incurrences or assumptions of Indebtedness made in reliance on the relevant paragraph of this Section during the period that the Company and/or its Subsidiaries fails to be in compliance with the dollar limitations set forth in such paragraph.

                  SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (including any capital stock or Indebtedness of a Subsidiary), except:

                  (a) Permitted Encumbrances;

                  (b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

                  (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or any Lien on any asset of any Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or the date of such merger, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to any costs and expenses incurred in connection with such extension, renewal, refinancing or replacement);

                  (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such security interests secure only Indebtedness permitted by clause (e) of Section 6.01, (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

                  (e) any Lien deemed to exist as a result of any Sale and Lease-Back Transaction; and

                  (f) any Lien to secure Indebtedness or other obligations to the extent the sum (without duplication) of all amounts secured by Liens which would not be permitted but for this clause (f) does not exceed $50,000,000; provided that no Event of Default shall be deemed to have occurred under this paragraph if, as a result of fluctuations in currency exchange rates, the Company and/or its Subsidiaries fails to be in compliance with the dollar limitation set forth in this paragraph unless the Company and/or its Subsidiaries shall create, incur or permit to exist any Lien in reliance on this paragraph during the period that the Company and/or its Subsidiaries fails to be in compliance with the dollar limitation set forth in this paragraph.

                  SECTION 6.03. Fundamental Changes. (a) The Company will not merge into or consolidate with any other Person (other than a Subsidiary), or permit any other Person (other than a Subsidiary) to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its consolidated Subsidiaries, taken as a whole, to a Person (other than a Subsidiary), or all or substantially all of the capital stock of the consolidated Subsidiaries of the Company, taken as a whole, to a Person (other than a Subsidiary) (in each case, whether now owned or hereafter acquired), unless (i) the surviving corporation in any such merger or consolidation or the Person which acquires all or substantially all of the assets of the Company and its consolidated Subsidiaries or all or substantially all of the capital stock of the consolidated Subsidiaries of the Company shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (the "Successor Corporation") and shall expressly assume, by amendment to this Agreement executed by the Company, the Successor Corporation and the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and LC Disbursements and all other amounts payable under this Agreement and the payment and performance of every covenant hereof on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Company and the Subsidiaries are in compliance, on a pro-forma basis, with the covenants contained in Sections 6.08 and 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Company, as if such transaction had occurred on the first day of each relevant period for testing such compliance; (iv) if neither the Company nor the Person that it is merging into (or that is merging into it), or consolidating with, shall have been rated by a rating agency prior to such transaction, immediately after giving effect to such transaction, the Company and the Subsidiaries, on a pro-forma basis, shall not have a Leverage Ratio in excess of 2.75 to 1.00, recomputated as of the last day of the most recently ended fiscal quarter of the Company, as if such transaction had occurred on the first day of such period;
(v) the Company shall have delivered a certificate of a Financial Officer and a written opinion of counsel reasonably satisfactory to the Administrative

Agent (who may be counsel to the Company), each stating that such transaction and amendment comply with this Section and that all conditions precedent herein provided for relating to such transaction have been satisfied.

                  (b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date hereof and businesses reasonably related thereto.

                  SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) from any Person (other than the Company or any of its Subsidiaries) any capital stock, other equity interests, evidences of indebtedness or other securities (including the purchase or acquisition of any option, warrant or other right to acquire any of the foregoing for consideration) of, make any loans or advances to, Guarantee any Indebtedness of, or make any capital contribution to, any other Person (other than the Company or any of its Subsidiaries), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or purchase or acquire any capital stock of a Subsidiary from a Person (other than the Company or any of its Subsidiaries) (an "Investment") unless, after giving effect to such Investment (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) the Company and the Subsidiaries are in compliance on a pro- forma basis, after giving effect to such Investment, with the covenants contained in Sections 6.08 and 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Company, as if such Investment had occurred on the first day of each relevant period for testing such compliance; and (iii) in the case of Investments in excess of $50,000,000, the Company has delivered to the Administrative Agent notice of such Investment. For purposes of this Section,
(x) Permitted Investments and payments made in respect of earn-out provisions shall not be deemed Investments and (y) the exercise of any option, warrant or other similar right shall constitute an Investment at the time such exercise occurs.

                  SECTION 6.05. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) on terms and conditions not less favorable to the Company or such Subsidiary than would prevail in an arm's- length transaction (considering such transactions and all other related transactions as a whole) and (b) transactions between or among the Company and its Subsidiaries.

                  SECTION 6.06. Restrictive Agreements. The Company will not, and will not permit any of its Material Subsidiaries or

Borrowing Subsidiaries to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or
(b) the ability of any such Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.06 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,
(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to customary transfer restrictions, rights of first refusal, restrictions on Liens, Indebtedness or Guarantees of Indebtedness and restrictions on dividends in shareholders', partnership and other similar agreements in existence on the date hereof or consistent with past practice, (vii) the foregoing shall not apply to customary restrictions contained in agreements governing Indebtedness of any Subsidiary that is prepayable at the option of such Subsidiary so long as (A) such restrictions do not prohibit, restrict or impose any condition upon the ability of a Borrower to create, incur or permit to exist any Lien upon any of its property or assets to secure its obligations hereunder and under its Borrowing Subsidiary Agreement, if applicable, (B) such restrictions do not prohibit, restrict or impose any condition (other than prior notice) upon the ability of such Subsidiary to make or repay loans or advances to the Company or any other Borrower and (C) no such agreement prohibits, restricts or imposes conditions on the ability of a Subsidiary to pay dividends or distributions with respect to any shares of its capital stock unless any Indebtedness owed to such Subsidiary by a Borrower (x) is subordinated to such Borrower's obligations hereunder and under its Borrowing Subsidiary Agreement, if applicable, and (y) matures, and may not be repaid in whole or in part until, after the Maturity Date and (viii) clause (a) of the foregoing shall not apply to customary restrictions in agreements governing Indebtedness of the Company so long as such restrictions do not prohibit, restrict or impose any condition on the ability of a Borrower to incur, create or permit to exist any Lien securing obligations hereunder or under any Borrowing Subsidiary Agreement to which such Borrower is party.

                  SECTION 6.07. Certain Agreement. The Company will not, and will not permit any of its Subsidiaries to, amend, waive or modify the IJDA, if such amendment, waiver or modification (individually or in combination with other amendments, waivers and modifications) could reasonably be expected to result in a material adverse effect on (a) the business, assets, operations or financial condition of the Company or (b) the rights of or remedies of the Lenders under this Agreement.

                  SECTION 6.08. Leverage Ratio. The Leverage Ratio will not exceed 3.75 to 1.00 at any time.

                  SECTION 6.09. Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Company will not be less than 1.25 to 1.00.

                  SECTION 6.10. Borrowing Subsidiaries. If the Company ceases to own 80% of a Borrowing Subsidiary, the Company shall, within 10 days after an officer of the Company becomes aware of such cessation, cause such Subsidiary to cease be a Borrowing Subsidiary pursuant to a Borrowing Subsidiary Termination and to prepay all Loans made to it and outstanding at such time.


                            ARTICLE VII

                         Events of Default

                  If any of the following events shall occur and be continuing:

                  (a) any Borrower shall fail to pay any principal of any Loan of such Borrower or the Company shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) any Borrower shall fail to pay any interest on any Loan of such Borrower or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by such Borrower under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

                  (c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement, any Borrowing Subsidiary Agreement or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any Borrowing Subsidiary Agreement or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Company's existence) or 5.08 or in Article VI;

                  (e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any Borrowing Subsidiary Agreement (other than those specified in clause (a), (b), (c), (d) or (m) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Company;

                  (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);

                  (g) any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (y) any Indebtedness that becomes due as a result of the issuance of capital stock, the incurrence of Indebtedness or the sale of assets so long as such event shall not have resulted in an event of default with respect to such Indebtedness;

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, seques trator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets,
(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action (which shall not be effectively stayed) shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

                  (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

                  (m) the Guarantee of the Company hereunder shall not be (or shall be claimed by the Company or any Subsidiary not to be) valid or in full force and effect;

                  (n) the Company shall fail to observe or perform any material covenant, condition or agreement contained in the IJDA where such failure could result in the loss by the Company of material rights under the IJDA, or the IJDA shall not be valid or in full force and effect;

                  (o) a Change in Control shall occur; or

                  (p) (i) the Company shall have merged or consolidated with any Person, (ii) either the Company or the Person with which it is merging or consolidating shall at the time of such merger or consolidation have been rated by a rating agency and (iii) the Successor Corporation shall not have in effect an investment grade rating from Moody's and/or S&P on the 90th day following such transaction;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (iii) require cash collateral as contemplated by Section 2.19(j); and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable and the Company shall automatically be required to provide cash collateral in respect of outstanding Letters of Credit, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in the case of any event with respect to any Borrowing Subsidiary described in clause (h) or (i) of this Article, (i) the eligibility of such Borrowing Subsidiary or any other Borrowing Subsidiary or the Company to borrow shall thereupon terminate and (ii) the Loans of such Borrowing Subsidiary shall become immediately due and payable, together with accrued interest thereon and all fees and other obligations thereunder of such Borrowing Subsidiary accrued thereunder, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrowing Subsidiary.


                           ARTICLE VIII

                      The Administrative Agent

                  Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

                  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                  The  Administrative   Agent  shall  not  have  any  duties  or
obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Borrowing Subsidiary Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any Borrowing Subsidiary Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible for the aggregate amount of the Lenders' Revolving Credit Exposures, Competitive Loan Exposures and Special Loan Exposures exceeding the aggregate amount of the Lenders' Facility Commitments as a result of not having received notice of a Special Loan or Revolving Alternate Currency Loan.

                  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their
respective  Related  Parties.  The  exculpatory   provisions  of  the  preceding
paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor (and, at any time when no Default shall have occurred and is continuing, with the prior written consent of the Company, which consent shall not be unreasonably withheld). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                            ARTICLE IX

                             Guarantee

                  In order to induce the Lenders to extend credit and the Issuing Banks to extend Letters of Credit hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations. The Company further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

                  The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any Borrowing Subsidiary Agreement or any other agreement; or (c) the failure of any Lender to exercise any right or remedy against any Borrowing Subsidiary.

                  The Company further agrees that its agreement hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other person.

                  The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company or any other Borrower as a matter of law or equity.

                  The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

                  In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the judgment of any applicable Lender, not consistent with the protection of its rights or interests, then, at the election of any applicable Lender, the Company shall make payment of such Obligation in dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

                  Upon payment by the Company of any Obligation, each Lender shall, in a reasonable manner, assign the amount of such Obligation owed to it and so paid to the Company, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

                  Upon payment by the Company of any sums as provided above, all rights of Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Lenders.


                              ARTICLE X

                            Miscellaneous

                  SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or over night courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to any Borrower, to it in care of the Company at 177 Broad Street, Stamford, CT 60901, Attention of John A.
         Forster (Telecopy No. (203) 961-3030;

                  (b) if to the Administrative Agent, to The Chase Manhattan Bank, Agent Bank Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Janet Belden (Telecopy No. (212) 552-5658), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Bruce Langenkamp (Telecopy No. (212) 270-4164);

                  (c) if to the London Agent, to it at Chase Manhattan International Limited, Trinity Tower, 9 Thomas More Street, London, England E19YT Attention of Steve Clark (Telecopy No. 011-44-171-777-2360); with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Bruce Langenkamp (Telecopy No. (212) 270-4164);

                  (d) if to the Japanese Agent, to it at The Chase Manhattan Bank, Tokyo, Banking Services Department, Akasaka Park Building, 9th Floor, 2-20 Akasaka 5-chome, Minato-ku Tokyo 107, Japan, Attention of Naoko Ishizaka (Telecopy No. 011-81-3-5570-7539); with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention Bruce Lagenkamp (Telecopy No. (212) 270-4164);

                  (e) if to an Issuing Bank, to it at its address (or telecopy number) set forth in its Issuing Bank Agreement;

                  (f) if to the Swingline Lender, to The Chase Manhattan Bank, Agent Bank Services Group, One Chase Manhattan Plaza,
         8th Floor, New York, New York 10081, Attention of Janet
         Belden (Telecopy No. (212) 552-5658), with a copy to The
         Chase Manhattan Bank, 270 Park Avenue, New York,
         New York 10017, Attention of Bruce Langenkamp (Telecopy No.
         (212) 270-4164); and

                  (g) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative
         Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

                  (b) Neither this Agreement nor any Borrowing Subsidiary Agreement nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders (and, in the case of a Borrowing Subsidiary Agreement, the applicable Borrowing Subsidiary); provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (including in connection with any Revolving Alternate Currency Loan, any reduction described in this subclause (ii) that would affect such Lender given such Lender's obligation to acquire a participation therein pursuant to Section 2.01(f)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment without the written consent of each Lender directly affected thereby (including in connection with any Revolving Alternate Currency Loan, any postponement, reduction or waiver described in this subclause (iii) that would affect such Lender given such Lender's obligation to acquire a participation therein pursuant to Section 2.01(f)), (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release the Company from, or limit or condition, its obligations under Article IX, without the written consent of each Lender or
(vii) change any provision of this Agreement or any Borrowing Subsidiary Agreement in a manner that by its terms (and not merely by virtue of differing circumstances, Revolving Loan Exposures, Special Loan Exposures or Competitive Loan Exposures of the Lenders or the amounts of their Commitments) adversely affects (with a benefit to one Class that does not change the rights of another not constituting an adverse effect on such other

Class) the rights of Lenders with Commitments or Loans of any Class differently than those of Lenders with Commitments or Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans (other than Swingline Loans), LC Disbursements and Swingline Loans in respect of which the Lenders have made purchased participations and unused Commitments of the Class adversely affected; provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be and (y) the consent of the Required Lenders shall not be required to execute, amend or supplement an Alternate Currency Supplement, an Increase Notice or the amendment required pursuant to clause (i) of Section 6.03(a).

                  SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and such Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any Borrowing Subsidiary Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement or any Borrowing Subsidiary Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                  (b) The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any Borrowing Subsidiary Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the Transactions or any other transactions contemplated hereby or the proposed use of the proceeds of Loans made hereunder, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

                  (c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender's Facility Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

                  (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Borrowing Subsidiary Agreement or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                  (e) All amounts due under this Section shall be payable promptly after written demand therefor.

                  SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (including (i) any Borrowing Subsidiaries, (ii) any Affiliate of an
Issuing Bank that issues any Letter of Credit and (iii) any Affiliate of a Lender that makes any Loan) and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any Borrowing Subsidiary Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lenders and the Issuing Banks) (including any Affiliate of an Issuing Bank that issues any Letter of Credit and any Affiliate of a Lender that makes any Loan) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Facility Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Facility Commitment or any Lender's obligations in respect of its LC Exposure, Swingline Exposure or Alternate Currency Loan Exposure, each Issuing Bank, the Swingline Lender and each Alternate Currency Lender, as applicable) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),
(ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Facility Commitment, the amount of the Facility Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans or Special Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Company. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Notwithstanding any other provision of this Agreement, if any Lender shall assign any of its rights or obligations hereunder to any assignee (including any Affiliate of such Lender) that, but for this sentence, would be entitled, immediately following such assignment, to claim a greater amount than such assigning Lender under Section 2.14, 2.15 or 2.16, such assignee shall not have the right to claim such greater amount; provided, that nothing in this sentence shall limit the right of any such assignee to make claims (i) for amounts not in excess of those that could have been claimed by the assigning Lender, (ii) to the extent such claims arise from one or more Changes in Law, or from the designation of one or more Borrowing Subsidiaries or Payment Locations, after the date of such assignment or (iii) to the extent such claims arise from payments made to such assignee in respect of participations in Alternate Currency Loans acquired by it pursuant to Section 2.01(f) or in LC Disbursements acquired by it pursuant to Section 2.19(d).

                  (c) The  Administrative  Agent,  acting for this purpose as an agent of the Borrowers shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Facility Commitment of, and principal amount of the Loans, and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank or the
Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Facility Commitment and the Loans owing to
it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative
Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

                  (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

                  (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

                  SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the Borrowing Subsidiary Agreements and the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Facility Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the

Loans, the expiration or termination of the Letters of Credit and Facility Commitments or the termination of this Agreement or any provision hereof.

                  SECTION 10.06. Counterparts; Integration; Effective ness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (excluding any Borrowing Subsidiaries), and thereafter shall be binding upon and inure to the benefit of the parties hereto (including any Borrowing Subsidiaries) and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                  SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) Each Borrower hereby irrevocably and uncondition ally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

                  (c) Each Borrower hereby irrevocably and uncondi tionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement (including any Borrowing Subsidiaries) irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                  SECTION 10.12.  Confidentiality.  Each of the
Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement for the benefit of the Company containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, "Information" means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                  SECTION 10.13. Interest Rate Limitation. Notwith standing anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                  SECTION 10.14.  Conversion of Currencies.  (a)  If, for
the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

                  (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

                  SECTION 10.15. European Economic and Monetary Union. (a) Definitions. In this Section 10.15 and in each other provision of this Agreement to which reference is made in this Section 10.15 expressly or impliedly, the following terms have the meanings given to them in this Section 10.15:

                  "commencement of the third stage of EMU" means the date of commencement of the third stage of EMU (at the date of this Agreement expected to be January 1, 1999) or the date on which circumstances arise which (in the opinion of the Administrative Agent) have substantially the same effect and result in substantially the same consequences as commencement of the third stage of EMU as contemplated by the Treaty on European Union.

                  "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

                  "EMU legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU;

                  "euro" means the single currency of participating member states of the European Union;

                  "euro unit" means the currency unit of the euro;

                  "national currency unit" means the unit of currency (other than a euro unit) of a participating member state;

                  "participating member state" means each state so described in any EMU legislation; and

                  "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

                  (b) Effectiveness of Provisions.  The provisions of paragraphs
(c) to (j) below (inclusive) shall be effective at and from the commencement of the third stage of EMU, provided, that if and to the extent that any such provision relates to any state (or the currency of such state) that is not a participating member state on the commencement of the third stage of EMU, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a participating member state.

                  (c) Redenomination and Foreign Currencies. Each obligation under this Agreement of a party to this Agreement which has been denominated in the national currency unit of a participating member state shall be redenominated into the euro unit in accordance with EMU legislation, provided, that if and to the extent that any EMU legislation provides that following the commencement of the third stage of EMU an amount denominated either in the euro or in the national currency unit of a participating member state and payable within that participating member state by crediting an account of the creditor can be paid by the debtor either in the euro unit or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any such amount either in the euro unit or in such national currency unit.

                  (d)  Loans.  Any Loan in the currency of a
participating member state shall be made in the euro unit.

                  (e) Business Days. With respect to any amount denominated or to be denominated in the euro or a national currency unit, any reference to a "Business Day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in

                  (i) London and New York City and

                  (ii) Frankfurt am Main, Germany (or such principal financial center or centers in such participating member state or states as the Administrative Agent may from time to time nominate for this purpose).

                  (f)  Payments to the Administrative Agent.
Sections 2.06 and 2.17 shall be construed so that, in relation to the payment of any amount of euro units or national currency units, such amount shall be made available to the Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in Frankfurt am Main, Germany (or such other principal financial center in such participating member state as the Administrative Agent may from time to time nominate for this purpose) as the Administrative Agent shall from time to time nominate for this purpose.

                  (g) Payments by the Administrative Agent to the Lenders. Any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a participating member state shall be paid in the euro unit.

                  (h) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the euro or in a national currency unit, the Administrative Agent shall not be liable to any Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro unit or, as the case may be, in a national currency unit) to the account with the bank in the principal financial center in the participating member state which such Borrower or, as the case may be, any Lender shall have specified for such purpose. In this paragraph (h), "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the euro.

                  (i) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a participating state shall be inconsistent with any convention or practice in the London Interbank Market or, as the case may be, the Paris Interbank Market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a participating member state; provided, that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

                  (j) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of any Borrower to the Lenders and the Lenders to any Borrower under or pursuant to this Agreement:

                  (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency unit to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Administrative Agent may from time to time specify; and

                  (ii) except as expressly provided in this Section 10.15, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction of or changeover to the euro in participating member states in accordance with customary practices in the market.

                  SECTION  10.16.  Borrowing  Subsidiaries.   On  or  after  the
Effective Date, the Company may designate any Subsidiary of the Company (of which the Company owns or Controls shares representing at least 80% of the ordinary voting power of the issued and outstanding capital stock of such Subsidiary) as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate such Borrowing Subsidiary's right to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender. Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for service of process in respect of this Agreement and any Borrowing Subsidiary Agreement; provided that such appointment will not affect the right of any party to this Agreement to serve process on any Borrowing Subsidiary in any other manner permitted by law.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



ACNIELSEN CORPORATION,

  by
       /s/ John A. Forster
       Name:  John A. Forster
       Title: Vice President &
               Treasurer


THE CHASE MANHATTAN BANK,
individually and as
Administrative Agent,

  by
       /s/ Tracey A. Navin
       Name:  Tracey A. Navin
       Title: Vice President


ABN AMRO BANK N.V., NEW YORK
BRANCH,

  by
       /s/ James Dunleavey
       Name:  James Dunleavey
       Title: Senior Vice President

  by
       /s/ Ravneet Mumich
       Name:  Ravneet Mumich
       Title: Vice President


THE BANK OF NEW YORK,

  by
       /s/ Kenneth P. Sneider
       Name:  Kenneth P. Sneider
       Title: Vice President


CITIBANK, N.A.,

  by
       /s/ William G. Martens III
       Name:  William G. Martens III
       Title: Attorney-in-fact

CREDITO ITALIANO,

  by
       /s/ Harmon P. Butler
       Name:  Harmon P. Butler
       Title: First Vice President &
               Deputy Manager

  by     /s/ Gianfranco Bisagni
         Name:  Gianfrano Bisagni
         Title: First Vice President


BANKBOSTON, N.A.,

  by
       /s/ Lisa Gelfand Abrams
       Name:  Lisa Gelfand Abrams
       Title: Vice President

MARINE MIDLAND BANK,

  by
       /s/ William M. Holland
       Name:  William M. Holland
       Title: Vice President


THE NORTHERN TRUST COMPANY,

  by
       /s/ Deborah D. Thomas
       Name:  Deborah D. Thomas
       Title: Vice President &
              Division Head


THE SANWA BANK LIMITED,

  by
       /s/ Dominic J. Sorresso
       Name:  Dominic J. Sorresso
       Title: Vice President


TORONTO DOMINION (TEXAS), INC.,

  by
       /s/ Jimmy Simien
       Name:  Jimmy Simien
       Title: Vice President

SOCIETE GENERALE, NEW YORK BRANCH,

  by
       /s/ James H. Nangle
       Name:  James H. Nangle
       Title: First Vice President


WACHOVIA BANK, N.A.,

  by
       /s/ James McCreary
       Name:  James McCreary
       Title: Senior Vice President